UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
THE PROGRESSIVE CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐		Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

1

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
The Progressive Corporation (NYSE:PGR) will hold its Annual Meeting of Shareholders on Friday, May 8, 2020, at 10:00 a.m., local time. The meeting will be held by online webcast only. There will be no physical location for the meeting.
You will be able to attend the Annual Meeting, vote, and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/PGR2020. To participate in the meeting, you must have your 16-digit control number that is shown on your proxy card. You will not be able to attend the Annual Meeting in person.

At the Annual Meeting, shareholders will be asked to:

1.	Elect as directors the 12 nominees identified in the attached Proxy Statement, each to serve for a term of one year;

2.	Cast an advisory vote to approve our executive compensation program;

3.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020; and

4.	Transact such other business as may properly come before the meeting.
The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice. Only shareholders of record of The Progressive Corporation at the close of business on March 13, 2020 are entitled to receive notice of and to vote at the meeting or any adjournment or postponement of the meeting.
Your vote is important. Whether or not you plan to participate in the meeting via the live webcast, please vote by Internet or telephone (following the instructions on the enclosed proxy card), or by completing and returning the proxy card in the enclosed postage-paid envelope. If you later choose to revoke your proxy, you may do so by following the procedures described in the “Questions and Answers about the Annual Meeting and Voting” section in the attached Proxy Statement.
By Order of the Board of Directors.
Daniel P. Mascaro, Secretary
March 30, 2020
The Proxy Statement and the 2019 Annual Report to Shareholders
are also available at progressiveproxy.com.

A MESSAGE FROM THE BOARD OF DIRECTORS
March 30, 2020
Last year in this space we summarized many of the policies and procedures that form the basis of our oversight role. That summary represented a “snapshot” of the Board’s organization and how we oversee, advise and support the management team on significant issues such as strategy and risk management. Our approach is not fixed, however; it evolves as the key issues of interest to shareholders and other stakeholders, external circumstances and our own priorities change. This letter will address several important developments that have taken place since last year’s letter.
ESG
There has recently been much focus on “ESG” responsibilities of public companies. While corporate governance (the “G” in the acronym) includes topics that are very familiar to boards of directors, the growing importance of environmental and social concerns (the “E” and “S”) is a newer development. Definitions of ESG areas are very broad and are different for each company depending upon its own circumstances. Focus areas can include the structure of the board, details of executive compensation plans, and shareholder rights (G), climate change, firm-specific environmental issues and sustainability matters (E), and political activity, human capital, diversity and human rights issues (S), among many others. ESG priorities will reflect the perspectives of the board and management, employees, shareholders or other interested parties.
We have monitored these developments closely and have frequently engaged with management regarding ESG topics that have been raised with public companies. Our goal has been to understand the issues that are most significant to the Company and ensure that proper attention is brought to bear. In view of the growing importance of these topics, during the year we specifically added ESG responsibility to our Nominating and Governance Committee’s Charter. The Committee already owned parts of this responsibility, including governance matters, shareholder relations and political activities, and we determined that ESG overall would be a logical extension of the Committee’s responsibilities.
We expect that the N&G Committee will bring detailed attention to ESG topics that are important to the Company and its shareholders, employees, customers and communities. The Committee will work with management to identify and define relevant ESG topics, provide oversight of ESG-related initiatives and related communications, and regularly report to the full Board on its work. The benefits from this decision will play out over time, but we are confident that the N&G Committee will provide appropriate oversight on ESG matters.
Technology
We have always recognized that the Company’s information technology systems and related investments and initiatives are central to the Company’s success and future opportunities. Customer- and agent-facing websites, mobile apps, other communications systems, R&D and product development, software development, enterprise management systems, financial reporting systems, and cybersecurity efforts are among the elements of the Company’s technology initiatives that provide competitive advantages and support the Company’s various businesses. The Company has a history of leadership in technological innovation, which it seeks to extend to serve customers’ needs better. Given both the critical nature of the risks and opportunities in technology and the size of the investments in this area, we decided that enhanced oversight would be appropriate and might best be accomplished through the creation of a new committee to deal specifically with these important issues.
As a result, the Board asked several of our Directors with particular technology experience to participate in a working group with the Company’s Chief Information Officer and the Chief Security Officer, to explore the creation of a new Board committee focused on technology matters and to scope out potential responsibilities. The working group’s efforts have supported the need for a new committee, and at our meeting in February, the Board voted to establish a new Technology Committee, with formal appointments and a charter to follow. The Board expects this new Committee to continue its oversight of the Company’s significant IT programs, investments and performance on a deeper level. Look for more information on this development in the near future.
People
Among the Board’s most critical responsibilities is overseeing the management and development of talent and fostering a great culture. We observe the critical “tone at the top” from our interactions with the CEO and others on the executive team, but visibility below that level can be more difficult to obtain. Therefore, we encourage the senior executive team to facilitate presentations to us by less senior people, to get a sense of the depth of the organization and as a critical aspect of our on-going engagement with succession planning. In addition, management often discusses the success of the Company’s diversity and inclusion efforts, employee engagement, employee resource groups (ERGs), leadership development, and related programs, and we see the results of employee surveys, hiring, retention and promotion statistics, and awards and recognition from outside organizations, that bear out the benefits of these programs. These programs and data are important for us to understand, of course, but they often convey only a limited sense of the culture.
To give us a better perspective, during the past year, Directors participated in or attended a number of employee programs put on by the Company’s ERGs and Ethics and Compliance group, where various aspects of the Company’s work environment, its diversity and inclusion programs, and ethical decision-making have been the topics of presentations and discussions with broader cross-sections of managers and employees. What we witnessed first-hand is not easy to describe in a few words, but it reflected an engaged and motivated workforce who impressed us with their desire to drive Progressive’s business results, and to do it the right way. Board members came away from these sessions energized, with a very positive impression of the overall health of the Company’s culture and looking forward to their next chance to interact more directly with a broad array of employees.
* * * *
We implement changes such as these because we have seen an opportunity to improve the Board’s oversight role and enhance our ability to advise and support the executive team. It’s an evolutionary process that develops as our Company grows, our people progress, and society continues to change. As Directors, we are committed to the Board’s evolution to ensure appropriate insight into various aspects of the Company, its operations or business environment, and its relationship to the outside world. We will continue to monitor this landscape and implement further changes that we find necessary to ensure that our time and resources are focused on areas of the business that will support the long-term success of Progressive and its shareholders.
One final note. We decided on the topic for this letter - responding to a changing environment - long before most of us had ever heard of the coronavirus. As we get ready to go to print, the public health response to the rapidly multiplying virus has resulted in a torrent of far-reaching changes to all of our business and personal lives. Here at Progressive, we are implementing work from home and other workplace practices designed to protect our 40,000+ employees and their families while continuing to serve customers and run the business. To those employees we offer the Board’s sincere thanks for everything they are doing and going through. We send all of our employees, customers, investors and other stakeholders and their families our heartfelt wishes for health and safety in these unprecedented times.
Thank you for your continuing ownership interest in The Progressive Corporation.
On behalf of the Board of Directors,

/s/ Lawton W. Fitt
Chairperson of the Board

The Progressive Corporation
Proxy Statement
Table of Contents

i

THE PROGRESSIVE CORPORATION
PROXY STATEMENT
GENERAL INFORMATION REGARDING PROXY MATERIALS AND
THE ANNUAL MEETING OF SHAREHOLDERS
The Board of Directors of The Progressive Corporation (NYSE:PGR) provides this Proxy Statement to you to solicit your proxy to act upon the matters outlined in the accompanying Notice of Annual Meeting of Shareholders, each described in more detail below.
The Annual Meeting will take place on Friday, May 8, 2020, at 10:00 a.m., local time, via a live webcast that is available at www.virtualshareholdermeeting.com/PGR2020. There will be no physical meeting location and the meeting will only be conducted via the live webcast. Your proxy also may be voted at any adjournment or postponement of the meeting.
The proxy card, this Proxy Statement, and Progressive’s 2019 Annual Report to Shareholders will be mailed to shareholders beginning on or about April 1, 2020.

All proxies that are properly completed and submitted over the Internet or by telephone, and all properly executed written proxies, will be voted at the meeting in accordance with the directions given by the shareholder, unless the shareholder properly revokes his or her proxy before voting occurs at the meeting. If a shareholder executes and delivers their proxy card without directions on how to vote their shares, then the shares represented by the proxy card will be voted as recommended by the Board of Directors.
Only shareholders of record of The Progressive Corporation at the close of business on March 13, 2020, the record date, are entitled to receive notice of and to vote at the meeting or any adjournment or postponement of the meeting. Each shareholder on the record date is entitled to one vote for each of our common shares, $1.00 par value, held by the shareholder. On the record date, we had 585,298,466 common shares outstanding.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Why did I receive these materials?
You received these materials because you were a shareholder of The Progressive Corporation on the record date. We hold a meeting of our shareholders annually. At the meeting, shareholders will be asked to vote on the matters listed in the Notice of Annual Meeting of Shareholders. Since it is not practical or convenient for all shareholders to attend the virtual annual meeting, our Board of Directors is seeking your proxy to vote on these matters.
What is a proxy?
A proxy is the legal authority that you give to another person to vote the shares you own at our Annual Meeting. The person you designate to vote your shares also is referred to as your proxy. If you designate someone as your proxy in a written document, that document sometimes is referred to as a proxy or proxy card. When you submit a proxy card or you submit your vote over the Internet or by calling a toll-free number, the person named as your proxy is required to vote your shares at the Annual Meeting in the manner you have instructed. By voting via proxy, you are able to ensure that your vote is counted without having to attend the virtual Annual Meeting.

Who is soliciting my proxy?
This solicitation of proxies is made by and on behalf of our Board of Directors. The Board has approved the matters to be acted upon at the Annual Meeting (described in more detail below). The Board recommends that you vote FOR each director nominee named in this Proxy Statement and FOR Items 2 and 3, as such proposals are described in this Proxy Statement.
What is a proxy statement?
This document (excluding the 2019 Annual Report to Shareholders, which is attached as an appendix) is our Proxy Statement. A proxy statement is a document that Securities and Exchange Commission (SEC) regulations require us to give shareholders when we are soliciting shareholders’ proxies to vote their shares. This Proxy Statement and the Annual Report contain important information about The Progressive Corporation and its subsidiaries and affiliates, and about the matters that will be voted on at the Annual Meeting. Please read these materials carefully so that you have the information you need to make informed decisions.

Why is the Annual Meeting being webcast?
In light of public health and travel concerns our shareholders, employees, and directors may have, and the protocols that federal, state, and local governments may impose in response to the COVID-19 crisis, this year, we will be hosting our Annual Meeting live via a webcast. You will not be able to attend the Annual Meeting in person.

How do I access the virtual Annual Meeting?
Any shareholder can listen and participate in the Annual Meeting via a live webcast at www.virtualshareholdermeeting.com/PGR2020. The webcast will start at 10:00 a.m., local time. You will need your 16-digit control number that is shown on your proxy card or voting instruction form to vote and submit questions while attending the meeting online. Shareholders who attend the virtual meeting with their 16-digit control number will have the same rights and opportunities to participate as they would at an in-person meeting. If your voting instruction form does not include a 16-digit control number, you must contact your brokerage firm, bank, or other financial institution ("broker") for instructions to access the meeting. If you do not have your 16-digit control number, you will still be able to attend the Annual Meeting as a "guest" and listen to the proceedings, but you will not be able to vote, ask questions, or otherwise participate.  A replay of the audio webcast of our Annual Meeting will be made available on our website for approximately one year.
The virtual meeting will be fully supported across browsers (Internet Explorer, Firefox, Chrome, Microsoft Edge, and Safari) and devices (desktops, laptops, tablets, and other mobile devices) running the most updated version of applicable software and plugins. We strongly recommend that you should ensure that you have a strong Wi-Fi or cell phone connection wherever you intend to participate in the virtual Annual Meeting.
You may log in 30 minutes before the start of the Annual Meeting. Shareholders are encouraged to log into the webcast 15 minutes prior to the start of the meeting to provide time to register, test their internet or cell phone connectivity, and download the required software, if needed.
What if I have technical or other “IT” problems logging into or participating in the Annual Meeting webcast?
A toll-free technical support “help line” will be available on the morning of the Annual Meeting for any shareholder who is having challenges logging into or participating in the meeting. If you encounter technical difficulties, please call the technical support line number that will be posted on the virtual Annual Meeting login page at www.virtualshareholdermeeting.com/PGR2020. The technical support will not be able to provide you with your 16-digit control number, however, so ensure that you have that number available prior to accessing the virtual Annual Meeting.
Who is entitled to vote at the Annual Meeting?
Holders of our common shares at the close of business on March 13, 2020, the record date, are entitled to receive the Notice of Annual Meeting and Proxy Statement and to vote their shares at the Annual Meeting. Each share is entitled to one vote for each director nominee and on each other matter properly brought before the meeting.
What is the difference between a “shareholder of record” and a shareholder who holds shares in “street-name?”
If you hold Progressive common shares directly, either in stock certificate form or book-entry form, in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are a “shareholder of record” (also known as a “registered shareholder”). The Notice of Annual Meeting, Proxy Statement, Annual Report to Shareholders, and proxy card have been sent directly to you by us or our representative.
If you own your shares indirectly through a broker, your shares are said to be held in “street-name.” Technically, your broker votes those shares. In this case, these materials and a voting instruction form have been forwarded to you by your broker or their designated representative. Through this process, your broker collects voting instructions from all of its customers who hold Progressive common shares and then submits votes to us in accordance with those instructions.
Under New York Stock Exchange (NYSE) rules, we expect that your broker will NOT be able to vote your shares with respect to the election of directors and Item 2, UNLESS you provide voting instructions to your broker (see the question “What are broker discretionary voting and broker non-votes?” below for more information). We strongly encourage you to exercise your right to vote.
How can I vote?
Internet or Telephone. All shareholders of record can vote via the Internet or by touch-tone telephone prior to 11:59 p.m. eastern time on Thursday, May 7, 2020, from the U.S. and Canada, following the directions set forth on the proxy card. Internet and telephone voting for street-name holders is typically made available by brokers. If applicable to you, voting instructions will be included in the materials you receive from them.

If you vote by Internet or telephone, you do not have to return your proxy card or voting instruction form.
Mail. All shareholders of record can vote using the enclosed proxy card. Please be sure to complete, sign, and date the proxy card and return it in the enclosed, prepaid envelope. If you are a street-name holder, you will receive from your broker information on how to submit your voting instructions.
At the Virtual Meeting. All shareholders of record may vote online at the Annual Meeting. Street-name holders may vote online at the Annual Meeting only if they obtain a 16-digit control number from their broker (typically on their voting instruction form). If you hold your shares in street-name and want to participate in the virtual Annual Meeting, but did not receive a 16-digit control number, you must contact your broker for instructions to access the meeting. 401(k) plan participants are not eligible to vote online at the virtual Annual Meeting.
401(k) Plan Participants. If you hold shares through Progressive's 401(k) plan, you will receive separate information on how to instruct the plan trustee to vote the shares held on your behalf under the plan. If your voting instructions are received before the trustee's deadline, your 401(k) plan shares will be voted according to the instructions that you provide. If you do not specify your voting instructions in the manner required, your shares will not be voted. To allow the trustee sufficient time to process instructions, you must submit your voting instructions by 11:59 p.m., eastern time, on Tuesday, May 5, 2020.

If I submit a proxy, may I later change or revoke it?
Yes. If you are a shareholder of record, you may revoke your proxy at any time before votes are cast at the Annual Meeting by:

•	providing written notice to the Secretary of the company;

•	timely delivering a valid, later-dated, and signed proxy card or a later-dated vote via the Internet or by telephone prior to 11:59 p.m. eastern time on Thursday, May 7, 2020; or

•	voting online at the virtual Annual Meeting.
If you are a street-name holder of shares, you may submit new voting instructions by contacting your broker. You may also vote online at the virtual Annual Meeting, if you obtain a 16-digit control number as described in the answer to the previous question.

If you hold shares through our 401(k) plan, you can change your voting instructions at any time prior to
11:59 p.m., eastern time, on Tuesday, May 5, 2020; voting of 401(k) plan shares online at the Annual Meeting is not permitted.

Only your last vote will be counted. All shares that have been properly voted and not revoked will be voted at the Annual Meeting as instructed.
Who counts the votes?
Votes will be tabulated by, or under the direction of, the Inspector(s) of Election, who may be our regular employee(s). The Inspector(s) of Election will certify the results of the voting.
What are my voting options and what vote is needed to pass the proposals included in this Proxy Statement?
You have the right to vote FOR or AGAINST each director nominee and each other proposal, or to ABSTAIN from voting. Assuming that at least a majority of our common shares outstanding are present at the meeting either virtually or by proxy (called a quorum), the following table summarizes the vote required for approval regarding the director elections and each other proposal, as well as the Board’s voting recommendation.

Item Number	Proposal	Board Recommendation	Affirmative Vote Required for Approval[1]	Broker Discretionary Voting Allowed?[2]
1	Elect as directors the 12 nominees identified in this Proxy Statement, each to serve for a term of one year	FOR each nominee	Majority of votes cast	No
2	Cast an advisory vote to approve our executive compensation program	FOR	Majority of votes cast	No
3	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020	FOR	Majority of votes cast	Yes
1 Abstentions and unvoted shares (including broker non-votes) will not be considered by us as votes cast.
2 See the question below entitled “What are broker discretionary voting and broker non-votes?” for additional explanation.

What are broker discretionary voting and broker non-votes?
For shares held in “street-name,” when a broker does not receive voting instructions from its customers, the question arises whether the broker nonetheless has the discretion to vote those shares. For us, the answer to that question depends on whether the NYSE classifies the matter being voted on as “routine” or “non-routine.”
For routine matters, the NYSE gives brokers the discretion to vote, even if they have not received voting instructions from their customers (sometimes referred to as the “beneficial owners”). Each broker has its own policies that control whether or not it casts votes for routine matters. In this Proxy Statement, only the ratification of our independent registered public accounting firm (Item 3) is expected to be considered routine by the NYSE.
For non-routine matters, the NYSE prohibits brokers from casting votes on behalf of the beneficial owners if the broker has not received voting instructions. When the broker is unable to vote under these rules, it reports the number of unvoted shares to us as “broker non-votes.” In this Proxy Statement, each item other than Item 3, the ratification of our independent registered public accounting firm, is expected to be considered non-routine by the NYSE. As a result, on each of those items, if you hold your shares in street-name, your shares will NOT be voted unless you give instructions to your broker.
The NYSE will make final determinations about our proposals and will inform the brokers whether each proposal is considered routine or non-routine. To ensure that your shares are voted, we strongly encourage you to provide your broker with your voting instructions.

Can I access the proxy materials on the Internet?
Yes. The proxy materials are available on a dedicated website at progressiveproxy.com. In addition, our Annual Report on Form 10-K is available at the Investor Relations section of our website at progressive.com/sec. We will also provide a copy of any of these documents to any shareholder free of charge, upon request by calling (440) 395-2222, by email to investor_relations@progressive.com, or by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143.
If you hold your shares in street-name, your broker may also provide you copies of these documents electronically. Please check the information provided in the proxy materials delivered to you by your broker regarding the availability of this service.

WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING, THE BOARD OF DIRECTORS STRONGLY ENCOURAGES YOU TO VOTE YOUR SHARES BY PROXY PRIOR TO THE MEETING. YOUR VOTE IS IMPORTANT. PLEASE FOLLOW THE VOTING INSTRUCTIONS CAREFULLY TO MAKE SURE THAT YOUR SHARES ARE VOTED APPROPRIATELY.

ITEM 1: ELECTION OF DIRECTORS
Our Code of Regulations establishes the number of directors at no fewer than five and no more than 13. The number of directors is currently fixed at 12, and there are now 12 directors on the Board. In this proposal, we are asking shareholders to elect as directors the 12 nominees named below.
Each director elected will serve a one-year term and until his or her successor is duly elected. If, by reason of death or other unexpected occurrence, any one or more of the nominees named below is not available for election, the proxies will be voted for substitute nominee(s), if any, as the Board of Directors may propose.

NOMINEES FOR DIRECTOR

Based upon a recommendation from the Board’s Nominating and Governance Committee, the Board has nominated the following persons for election to the Board.

•	Philip Bleser

•	Stuart B. Burgdoerfer

•	Pamela J. Craig

•	Charles A. Davis

•	Roger N. Farah

•	Lawton W. Fitt

•	Susan Patricia Griffith

•	Jeffrey D. Kelly

•	Patrick H. Nettles, Ph.D.

•	Barbara R. Snyder

•	Jan E. Tighe

•	Kahina Van Dyke
Information regarding the nominees can be found below under "– Director Nominee Information."

The Board of Directors recommends that you vote FOR the election of each nominee.
SELECTION OF NOMINEES FOR DIRECTOR
The Nominating and Governance Committee evaluates each director candidate individually when considering whether he or she should be nominated to serve on the Board. The Committee looks for candidates who have demonstrated the ability to satisfy the fundamental criteria set forth in the Committee’s charter - integrity, judgment, commitment, preparation, participation, and contribution - and who possess the general qualities required to serve successfully as a director, including intelligence, thoughtfulness, and diligence. The Committee reviews the extent of the candidate’s demonstrated excellence and success in his or her chosen career and the specific skills the candidate would be expected to add to the Board.
The Committee also considers the Board’s needs, the qualifications of other available candidates, and how the addition of the candidate to, or the continued service on, the Board would enhance the Board’s overall diversity and capabilities. The Board's policy is to include individuals with a wide variety of talents, skills, experiences, and perspectives, in addition to considering demographic criteria such as gender, race, sexual orientation, ethnicity, and age, whenever possible. The directors believe that such diversity provides the Board with broader perspectives, a wide array of thoughts and ideas, and insight into the views and priorities of our diverse investor, customer, agent, and employee bases. To evaluate the impact of the addition of a candidate on the diversity of the Board, the Committee considers how distinct the candidate’s background, experience, skills, and personal characteristics are from those of the incumbent directors and whether the candidate would bring a unique perspective to the Board. The Committee assesses the effectiveness of its practices for consideration of diversity in nominating director candidates by periodically analyzing the diversity of the Board as a whole and, based on that analysis, determining whether it may be desirable to add to the Board a director with a certain type of background, talent, experience, personal characteristic, skill, or a combination thereof.
The nominees include a mixture of long-tenured and newer directors with strong operating experience in a wide variety of industries, such as financial services, social media, emerging technologies, telecommunica-tions, retail, consulting, and higher education, and with substantial experience working in a variety of functions, including consumer marketing, technology, cybersecurity, investments, capital management, finance, accounting and control, and risk analysis. The nominees also have a wealth of diverse professional experience serving on an array of public, private, governmental, and non-profit boards and serving in various business roles as corporate executive officers as well as non-executive corporate positions. Moreover, we are one of a few companies in the Fortune 500 with both a female CEO and a female independent Board chair, and with 6 of the 12 members of the Board, and 4 of the 5 new Board members added since 2016, being women.

DIRECTOR NOMINEE INFORMATION

The following information is provided for each nominee and includes descriptions of each nominee's specific experience, qualifications, attributes, and skills that led the Nominating and Governance Committee and the Board to conclude that he or she should serve on the Board of Directors. Unless otherwise indicated, each nominee has held the principal occupation indicated for more than five years. Current directorships in other public companies and former directorships held during the last five years are also shown. The term of each current director expires on the date of our Annual Meeting on May 8, 2020.

Name (Age)	Principal Occupation, Business Experience, and Qualifications	Other Directorships
Philip Bleser (65) Director since: 2017
Retired; Chairman of Global Corporate Banking, JPMorgan Chase & Co., New York, New York (financial services) from April 2015 through June 2016; Head of Global Corporate Banking, North America, JPMorgan Chase & Co., prior to April 2015
Prior to retiring in 2016, Mr. Bleser served on the executive leadership team at JPMorgan Chase (JPM), a preeminent commercial bank and financial services company, where he led the firm’s corporate banking efforts. In these roles, Mr. Bleser’s responsibilities included, among others, strategic direction and execution, risk management, and operations of a global, technology- and customer-driven corporate banking operation. His roles positioned him to understand the challenges and opportunities faced by JPM’s largest corporate clients and to evaluate the strategic decisions made by those businesses. Mr. Bleser also serves on the board of a specialty retail company, enhancing his experience in the areas of public company governance and the operations of its audit and compensation committees, as well as deepening his understanding of a consumer-facing retail business.

Current Francesca's Holding Corp. Former None

Stuart B. Burgdoerfer (57) Director since: 2009
Executive Vice President and Chief Financial Officer, L Brands, Inc., Columbus, Ohio (retailing)

Mr. Burgdoerfer has been selected to serve as a director of the company because he has substantial experience working in leadership roles as a financial professional, including his current role as the Chief Financial Officer of L Brands, Inc. and, before that, as Senior Vice President of Finance of The Home Depot, Inc. Mr. Burgdoerfer enhances the Board’s financial expertise and is a valuable member of our Audit Committee as an Audit Committee Financial Expert.

Current None Former None

Pamela J. Craig (63) Director since: 2018
Retired; Chief Financial Officer, Accenture PLC, Dublin, Ireland (global management consulting) prior to 2013

Ms. Craig is the former Chief Financial Officer of the global consulting firm, Accenture PLC. Ms. Craig worked at Accenture for 34 years in a variety of consulting and executive roles, where she developed extensive finance, management, operational, and technology expertise, as well as leadership experience in the context of a large, growth-oriented organization. In addition, her current and past service as a director of other significant public companies, and as a member of their audit, compensation, and governance committees, provide her with valuable experience in addressing the many risks and governance issues facing public companies.

Current Merck & Co., Inc. 3M Company Former Akamai Technologies, Inc. Walmart Inc. VMware, Inc.

Name (Age)	Principal Occupation, Business Experience, and Qualifications	Other Directorships
Charles A. Davis (71) Director since: 1996
Chief Executive Officer, Stone Point Capital LLC, Greenwich, Connecticut (private equity investing)

Mr. Davis has broad financial, investment, and capital management expertise developed through his work at Goldman Sachs Group, investment management experience at MMC Capital, Inc., and his service as Chief Executive Officer of Stone Point Capital LLC. The Board values Mr. Davis’s extensive knowledge of Progressive’s business and history, which he has gained through his service as a director of the company since 1996. He also has substantial experience serving on the boards of other public and private companies.

Current AXIS Capital Holdings Limited The Hershey Company Former None

Roger N. Farah (67) Director since: 2008
Retired; Executive Director, Tory Burch LLC, New York, New York (retailing) from March 2017 through December 2017; Co-Chief Executive Officer, Tory Burch LLC, prior to March 2017

Mr. Farah was chosen to serve as a director principally due to his experience serving in executive officer positions at Ralph Lauren Corporation and Tory Burch LLC and his director position at other public companies. The extensive management and operational experience Mr. Farah has attained enables him to add significant value to the Board, particularly in the area of brand development and management. He brings a unique retail perspective to the Board as a result of his experience working in an executive management role in a consumer-focused industry that is different than the property and casualty insurance industry.
Current CVS Health Corporation Tiffany & Co. Former Aetna, Inc. Metro Bank PLC

Lawton W. Fitt (66) Director since: 2009
Chairperson of the Board, The Progressive Corporation, Mayfield Village, Ohio since May 2018; Lead Independent Director, Progressive, from May 2016 to May 2018; Retired Partner, Goldman Sachs Group, New York, New York (financial services)

Ms. Fitt has substantial experience in the areas of investment banking and risk analysis, including insight into the operation of capital markets, as a result of her work as a partner at Goldman Sachs Group. In addition, she attained executive management experience through her work as the Secretary of the Royal Academy of Arts in London. Ms. Fitt’s service as a director at various other for-profit and non-profit organizations also factored into the decision to select her to serve on the Board of Directors.
Current Ciena Corporation The Carlyle Group Inc. Micro Focus International plc Former ARM Holdings plc

Name (Age)	Principal Occupation, Business Experience, and Qualifications	Other Directorships
Susan Patricia Griffith (55) Director since: 2016
President and Chief Executive Officer, The Progressive Corporation, Mayfield Village, Ohio since July 2016; Vice President from May 2015 through June 2016; Personal Lines Chief Operating Officer from April 2015 through June 2016; President of Customer Operations prior to April 2015

Mrs. Griffith has been with the company since 1988 and has held a series of executive leadership positions, including Chief Executive Officer (since 2016), Chief Human Resource Officer, Claims Group President (in charge of the entire Claims organization), President of Customer Operations (overseeing the contact center (sales and delivery), customer experience, systems experience, and workforce management groups), and Personal Lines Chief Operating Officer, where she oversaw the Personal Lines, Claims, and Customer Relationship Management groups. Mrs. Griffith’s intimate knowledge of the company and her leadership experience give her a deep understanding of our culture, operations, challenges, and opportunities.
Current FedEx Corporation Former The Children's Place, Inc.

Jeffrey D. Kelly (66) Director since: 2012 Prior service: 2000-2009
Retired; Chief Operating Officer and Chief Financial Officer, RenaissanceRe Holdings Ltd., Pembroke, Bermuda (reinsurance services) prior to September 2016

Mr. Kelly brings a strong history of executive management, investment management, capital markets, and operational experience in the financial services industry. Among other responsibilities, he has served as the principal financial officer at a major commercial bank and a large reinsurer. Mr. Kelly's experience on the Board gives him valuable insight into our insurance and investment operations. Due to his past roles at RenaissanceRe, Mr. Kelly also provides a different perspective about the insurance industry.
Current None Former None

Patrick H. Nettles, Ph.D. (76) Director since: 2004
Executive Chairman of the Board, Ciena Corporation, Linthicum, Maryland (telecommunications)

Dr. Nettles’s extensive technical experience, including his experience working as an engineer, engineering manager, and his position as Chairman of the Board of Ciena Corporation, are chief among the reasons he was selected to serve on the Board of Directors. His experience and education, which includes a Ph.D. in physics, along with his significant operational experience as the Chief Executive Officer of Ciena, give him a unique perspective that enables him to make significant and distinct contributions to our Board. In addition, his past experience as a chief financial officer enables him to add great value to the Audit Committee as the Committee Chair and an Audit Committee Financial Expert. Dr. Nettles’s service as a director at other public companies also factored into the decision to select him to serve on our Board of Directors.
Current Ciena Corporation Former Axcelis Technologies, Inc.

Name (Age)	Principal Occupation, Business Experience, and Qualifications	Other Directorships
Barbara R. Snyder (64) Director since: 2014
President, Case Western Reserve University, Cleveland, Ohio (higher education)

Ms. Snyder has extensive leadership experience as the President of Case Western Reserve University, in addition to leadership positions she has held at non-profit and university organizations and as a member of another public company board. Since being named President of Case in 2007, she has led a revitalization of the school, instituting a strategic planning process and eliminating a multi-million dollar deficit that she inherited, while overseeing enhancements of academic excellence, faculty collaboration, fundraising efforts, and the qualifications and diversity of Case’s student body. Her executive role at a leading university with strong research capabilities in science, engineering and technology, among other fields, along with her understanding of younger consumers and their technology habits, brings a unique perspective to our Board.
Current KeyCorp Former None

Jan E. Tighe (57) Director since: 2019
U.S. Navy, Vice Admiral, Retired; Deputy Chief of Naval Operations for Information Warfare and Director of Naval Intelligence, U.S. Navy (military), from July 2016 to July 2018; Fleet Commander, U.S. Fleet Cyber Command/U.S. Tenth Fleet, U.S. Navy, prior to July 2016

Vice Admiral Tighe served in the U.S. Navy for 38 years, including leadership roles in the Navy and for the National Security Agency, prior to her retirement in 2018. She most recently served as the Deputy Chief of Naval Operations for Information Warfare and Director of Naval Intelligence, and as a managing director of the U.S. Navy’s Corporate Board. Vice Admiral Tighe also had prior leadership positions in U.S. Cyber Command, the Navy’s Fleet Cyber Command, and as President of the Navy’s Postgraduate School. A graduate of the U.S. Naval Academy and the Naval Postgraduate School, she holds a M.S. in Applied Mathematics and a Ph.D. in Electrical Engineering. She has been a Governance Fellow of the National Association of Corporate Directors since August 2018. Vice Admiral Tighe brings to the Board extensive leadership and operational experience in complex cybersecurity matters, information technology systems, technology risk management, and strategic assessment, planning, and implementation.

Current The Goldman Sachs Group, Inc. Huntsman Corporation Former None

Name (Age)	Principal Occupation, Business Experience, and Qualifications	Other Directorships
Kahina Van Dyke (48) Director since: 2018
Global Head, Digital Channels and Client Data Analytics, Standard Chartered PLC, London, England (international banking) since February 2020; Senior Vice President of Business and Corporate Development, Ripple Labs, Inc., San Francisco, California (global digital payments network) from July 2018 through December 2019; Global Director of Financial Services & Payment Partnerships, Facebook, Inc., Menlo Park, California (online social media) from October 2017 through May 2018; Global Director of Payment Partnerships & Commerce, Facebook, Inc., from January 2016 through September 2017; Group Head and Senior Vice President Global Initiatives, Mastercard International, Purchase, New York (financial services) prior to January 2016

Ms. Van Dyke is the Global Head, Digital Channels and Client Data Analytics at Standard Chartered's Corporate Commercial and Institutional Banking Division where she is focused on expanding data analytics and channel capabilities. At Ripple, she was focused on driving new, strategic partnerships across the global financial industry. Previously, she was Global Director of Financial Services & Payment Partnerships at Facebook, where she worked with external companies to develop and grow the social platform’s financial products and services. Ms. Van Dyke has also held international leadership positions at multi-national financial firms, Mastercard and Citigroup. She brings to our Board an understanding of traditional financial services companies combined with leadership experience at a major technology company and expertise in emerging areas such as electronic payment systems and other fintech advances. She is also the Founder and Chair of the Global Women Executive Leadership Council, a group that promotes leadership and peer mentoring for women in more than 70 countries.

Current None Former None

VOTE REQUIRED FOR ELECTION
Proxies cannot be voted at the Annual Meeting for a greater number of persons than the 12 nominees named in this Proxy Statement.
A nominee for director in an uncontested election will be elected as a director only if he or she receives a majority of the votes cast, which is sometimes referred to as a majority voting standard. If the election for directors is contested (that is, there are more nominees than the number of director positions up for election), the majority voting standard does not apply, and the nominees receiving the highest number of votes will be elected (a plurality voting standard). The election of directors at this year’s Annual Meeting is an uncontested election, so each nominee must receive a majority of the votes cast to be elected. Abstentions and unvoted shares (including broker non-votes) will not be considered as votes cast.
If an incumbent director is not elected by a majority of the votes cast in an uncontested election, the director is not automatically removed from the Board, but under our Corporate Governance Guidelines, he or she is expected to tender a resignation from the

Board within 10 days after the certification of the shareholder vote. If that resignation is not made contingent on the Board’s determination to accept or reject such resignation, the resignation will be effective immediately. If the resignation is contingent on Board action, the Board will review the resignation under procedures set forth in our Corporate Governance Guidelines and announce its determination whether to accept or reject the resignation within 120 days from the certification of the shareholder vote. If a director is not elected by a majority of the votes cast, but fails to tender his or her resignation during the 10-day period after certification, his or her term of office will expire automatically upon the expiration of the 10-day period.
If written notice is given by any shareholder to the President, a Vice President, or the Secretary not less than 48 hours before the time fixed for holding the Annual Meeting that he or she desires that the voting for election of directors be cumulative, and if an announcement of the giving of such notice is made at the meeting by the Chairperson or Secretary or by or on behalf of the shareholder giving such notice, each shareholder will have the right to cumulate his or her voting power in the election of directors. Under cumulative voting, each shareholder may give one nominee a number of votes equal to the number of directors to be elected, multiplied by the number of shares he or she holds, or distribute such number of votes among the nominees, as the shareholder sees fit. If the enclosed proxy is executed and returned, or you submit your proxy by telephone or over the

Internet, and voting for the election of directors is cumulative, the persons named as your proxies on the proxy card will have the authority to cumulate votes and to vote the shares represented by your proxy, and by other proxies held by them, so as to elect as many of the 12 nominees named above as possible.
OTHER BOARD OF DIRECTORS INFORMATION
BOARD OF DIRECTORS INDEPENDENCE
DETERMINATIONS
We are required to have a majority of independent directors under NYSE Listing Standards. The NYSE’s standards prescribe specific independence tests and require the Board to make affirmative independence determinations regarding each of our directors. Accordingly, the Board has considered the independence of our current Board members. In conducting this review, the Board took into account each director's current employment situation (if any) and other relationships that could impact the independence determination under NYSE rules, including certain transactions that took place in 2019 or are expected in 2020 between Progressive and companies with which the director is affiliated. Specifically, the Board considered ordinary course transactions involving reinsurance, claims resolution and administration, employee health and welfare plan administration, advertising, background checks for potential employees and training opportunities, among others. Based on this review, the Board determined that each of our current directors is independent under the NYSE standards, other than Mrs. Griffith, who is an executive officer of the company.
BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT
Lawton Fitt has been Chairperson of the Board since May 2018. Ms. Fitt is independent from management under NYSE rules, and she has a strong business background, executive management experience, and additional experience as a member of a number of public company boards. Ms. Fitt’s knowledge of our businesses acquired as a Board and Committee member, her demonstrated willingness to challenge management and the status quo, and her ability to establish an effective working relationship with Mrs. Griffith in her current role and prior role as Lead Independent Director, also contributed to the Board’s decision to elect Ms. Fitt as Chairperson of the Board.
The Board assigns the bulk of its risk oversight responsibilities to the Audit Committee, which oversees our Enterprise Risk Management (ERM)

program. The Audit Committee’s responsibilities with respect to risk oversight include the review of the guidelines, policies, and procedures that govern how we assess and manage our exposure to risk, and meeting periodically with management — including leaders and other representatives of the risk management department, compliance and ethics group, law department, control and analysis (internal audit), physical security, cybersecurity, and information technology groups, external auditors, and other business units as necessary — to review our major operational, financial, technological, reputational, and other risk exposures, as well as the steps management has taken to identify, monitor, assess, and mitigate such exposures. Our Management Risk Committee (MRC), which comprises members of management representing a cross-section of business units and functions, regularly performs an enterprise risk assessment and, with input from executive management, identifies the most critical risks facing the company. The MRC then formulates recommendations for managing those risks, which it presents to the Audit Committee for review. The Audit Committee reports to the full Board of Directors on our ERM program and MRC risk assessment.
The Board also assigns some risk oversight responsibilities to the Investment and Capital Committee and the Compensation Committee. The Investment and Capital Committee oversees our investment policy, which is designed to enable us to meet our business and financial objectives with a reasonable balance among risk, return, and cost. The Investment and Capital Committee also is responsible for ensuring that we have a capital plan that takes risk factors into consideration. The Compensation Committee regularly reviews the risks of our compensation plans and programs. Both Committees regularly report to the full Board.
The assignment of the Board’s risk oversight function as described above enables the Board to function more effectively because the whole Board is required to focus only on those risk issues deemed most critical by the Audit Committee or the other Committees. On the other hand, the Committees provide a deeper focus on overseeing management with respect to the full range of risks we confront. The Board’s Chairperson, Ms. Fitt, consults with the Committee Chairs, as necessary, to ensure that significant risk issues are brought to the attention of the full Board. Otherwise, the Board’s administration of its risk oversight function has not affected the Board’s leadership structure.
MEETINGS OF THE BOARD OF DIRECTORS AND ATTENDANCE
During 2019, the Board of Directors held five meetings and adopted resolutions by written action pursuant to Ohio corporation law on one occasion.
All directors attended at least 75% of their scheduled Board and Committee meetings during their tenure in 2019.
Pursuant to our Corporate Governance Guidelines, directors are expected to attend our Annual Meeting of Shareholders whenever possible. Normally, a meeting of the Board is scheduled on the date of the Annual Meeting. Our 2019 Annual Meeting was attended by all of the current directors.

A copy of our Corporate Governance Guidelines can be found on our website at progressive.com/governance, or may be requested in print by writing to:

•	The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143; or

•	email: investor_relations@progressive.com.
MEETINGS OF THE NON-MANAGEMENT AND INDEPENDENT DIRECTORS
Our non-management directors meet in executive session periodically throughout the year, typically at the conclusion of regularly scheduled Board meetings. In the event that the Chairperson is not available to lead the meetings of non-management directors, the presiding director would be chosen by the non-management directors in attendance. In 2019, the non-management directors met in executive session five times. Since May 2019, each meeting of the non-management directors has also been a meeting of the independent directors.

BOARD COMMITTEES
The Board has named an Executive Committee, an Audit Committee, a Compensation Committee, an Investment and Capital Committee, and a Nominating and Governance Committee, as described below. The written charter for each of the Committees (other than the Executive Committee, which does not have a charter) can be found on our website at progressive.com/governance, or a print copy may be requested by writing to: The Progressive Corporation,
Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143 or email: investor_relations@progressive.com. At its February 2020 meeting, the Board also established a new Technology Committee. The Board expects to name this Committee’s members and approve its formal charter in the near future.
The following table summarizes the Board’s current Committee assignments:

Name	Executive	Audit	Compensation	Investment and Capital	Nominating and Governance
Philip Bleser			✓		✓
Stuart B. Burgdoerfer		✓*
Pamela J. Craig			✓
Charles A. Davis				C
Roger N. Farah	✓		C		✓
Lawton W. Fitt	✓			✓	C
Susan Patricia Griffith	C
Jeffrey D. Kelly		✓*
Patrick H. Nettles, Ph.D.		C*
Barbara R. Snyder			✓
Jan E. Tighe[1]
Kahina Van Dyke				✓
1 Ms. Tighe was elected to the Board in May 2019 and has not yet been assigned to a committee. When a director initially joins the Board, they generally are not be assigned to a committee immediately. Instead, they are invited to attend meetings of the various committees to learn about the company, the other directors and the responsibilities of each committee.
✓Member of the Committee
C Chair of the Committee
* Audit Committee Financial Expert
Audit Committee. The Audit Committee is responsible for ensuring that the organizational structure, policies, controls, and systems are in place to monitor and accurately report performance. The Audit Committee monitors the integrity of our financial statements, our financial reporting processes, internal control over financial reporting, and the public release of financial information, and oversees our compliance and ethics and risk management programs. The Committee also is responsible for confirming the independence of, and the selection, appointment, compensation, retention, and oversight of the work of, our independent registered public accounting firms. The Committee provides an independent channel to receive appropriate communications from employees, shareholders, auditors, legal counsel, bankers, consultants, and other interested parties. The Board of Directors has determined that each of the members of the Audit Committee is financially literate, has no relationship to Progressive that may interfere with the exercise of his or her independence from management and Progressive, and is independent as defined in the applicable SEC rules and NYSE Listing Standards. During 2019, the Audit Committee met nine times.
The Board of Directors has determined that each of Dr. Nettles, Mr. Burgdoerfer, and Mr. Kelly is an audit committee financial expert, as that term is defined in the applicable SEC regulations, and that each has accounting or related financial management expertise, as required by the NYSE Listing Standards. Dr. Nettles is the current Executive Chairman of the Board of Ciena Corporation and its former Chief Executive Officer, a former chief financial officer, and has been a member of our Audit Committee since 2005. Mr. Burgdoerfer is the Chief Financial Officer of L Brands, Inc. and was formerly the Senior Vice President of Finance of a major retail company. Mr. Kelly was formerly the Chief Operating Officer and Chief Financial Officer of RenaissanceRe Holdings Ltd., and previously served as the Chief Financial Officer at a major commercial bank.

Compensation Committee. The Compensation Committee is composed entirely of independent directors, each of whom, the Board has determined, also satisfies the additional requirements for independence of a compensation committee member under NYSE rules. The Compensation Committee makes final determinations regarding executive compensation, including salary, equity-based awards, and annual cash incentive targets, and related performance goals, formulae, and procedures. The Committee (or in certain circumstances, the full Board of Directors, based on the Committee’s recommendation) also approves the terms of the various compensation and benefit plans in which executive officers and other employees may participate. Committee decisions are made after considering third-party compensation data for comparable companies, internal analyses, and recommendations presented by management. The executive compensation decisions for executive officers generally represent the culmination of extensive analysis and discussion, which typically take place over the course of multiple Committee meetings and in meetings between the Committee and management, including our Chief Executive Officer, our Chief Human Resource Officer, members of our compensation and law departments, and sometimes compensation consultants. In addition, the Committee frequently reports to the full Board of Directors on executive compensation matters.
The Committee’s determinations regarding incentive compensation for executive level employees (for example, performance criteria and standards relating to “Gainsharing,” our annual cash incentive program) generally also apply to incentive plans covering most other employees. Under this program, executives and non-executives alike are motivated to achieve the same performance objectives. The Committee has delegated to management the authority to implement such plans, and make other compensation-related decisions (such as salary and equity-based awards), for non-executive level employees. During 2019, the Compensation Committee met seven times and adopted resolutions by written action pursuant to Ohio corporation law on two occasions.
The Committee has the authority under its charter to hire its own compensation consultants, at Progressive’s expense. The Committee did not use a compensation consultant during 2019.
During 2019, management retained Pearl Meyer & Partners to provide comparative compensation information and analyses for our executive officers and directors, among other assignments. The company determined that Pearl Meyer does not have a conflict of interest.

Investment and Capital Committee. The Investment and Capital Committee’s responsibilities include monitoring: whether the company has adopted and adheres to rational and prudent investment and capital management policies; whether management’s investment and capital management actions are consistent with our investment policy, financial objectives, and business goals; our compliance with legal and regulatory requirements, as well as internal guidelines, pertaining to investment and capital management; the competence and performance of the company’s internal and external money managers, and the compensation of the company’s external money managers; and such other matters as the Board or the Committee deems appropriate. The Committee does not make operating decisions about money manager selection or compensation, asset allocation, market timing, sector rotation, or security selection, which are the responsibilities of management. The full Board of Directors must approve significant changes to the company’s capital structure, dividend policy, or portfolio asset allocation. During 2019, the Investment and Capital Committee met five times.
Nominating and Governance Committee. The Nominating and Governance Committee is composed entirely of independent directors. Among other responsibilities, the Committee considers the qualifications of individuals who are proposed as possible nominees for election to the Board and makes recommendations to the Board with respect to such potential candidates. The Committee also oversees the procedures for evaluating director, committee, and Board performance.
The Committee also is responsible for monitoring corporate governance matters affecting the Board and the company. The Committee regularly reviews our Corporate Governance Guidelines to ensure that they continue to correspond to and support the Board’s governance philosophy. The Committee considers and, where appropriate, recommends to the Board for approval, changes to the Corporate Governance Guidelines based on suggestions from its members, other Board members, or management. During 2019, the Board also added the oversight of environmental and social concerns to the Committee's charter. The Nominating and Governance Committee met five times and adopted resolutions by written action pursuant to Ohio corporation law on one occasion during the year.
The Nominating and Governance Committee welcomes input from shareholders regarding potential director nominees. Shareholders can recommend a candidate for consideration by the Committee by following the procedures described under “Other Matters – Procedures for Recommendations and

Nominations of Directors and Shareholder Proposals.”
Executive Committee. The Executive Committee exercises all powers of the Board between Board meetings, except the power to fill vacancies on the Board or its Committees and the power to adopt amendments to our Code of Regulations. During 2019, the Executive Committee adopted resolutions by written action pursuant to Ohio corporation law on five occasions.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Shareholders or other interested parties may send written communications to the entire Board or to the non-management directors. Such communications must be clearly addressed to the Board or the non-management directors, as appropriate, and sent to either of the following:

•	Lawton W. Fitt, Chairperson of the Board
email: chair@progressive.com

•	Daniel P. Mascaro, Secretary
The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, OH 44143
    or email: secretary@progressive.com
The recipient will promptly forward these communications to the full Board of Directors or to the non-management directors, as specified by the sending party.

TRANSACTIONS WITH RELATED PERSONS
From time to time, we may enter into transactions with a director or executive officer, certain of his or her relatives, or an entity in which one or more of our directors or executive officers, or a relative of such person, is an owner, director, or executive officer. With limited exceptions relating to transactions made in the ordinary course of our businesses and certain low dollar transactions, such transactions must be disclosed to and approved by our Board of Directors under our Code of Business Conduct and Ethics. This policy is carried out by the Secretary of the company as transactions with such persons or entities, or proposals for such transactions, are identified by management or disclosed by members of the Board. The Board reviews these transactions as they are identified and, for ongoing transactions, on an annual basis thereafter.
During 2019, no transactions with related persons exceeding $120,000 in value were identified and reportable under SEC rules. For purposes of these disclosures, we exclude purchases of Progressive insurance policies, payments of claims required by our insurance policies, and other ordinary course transactions that did not exceed 1% of either our revenues or the other company's revenues for the year.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Mr. Farah (Chair), Mr. Bleser, Ms. Craig, and Ms. Snyder, served as members of the Board’s Compensation Committee during 2019. There are no Compensation Committee interlocks.

                                                        REPORT OF THE AUDIT COMMITTEE
The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Progressive filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Progressive specifically incorporates this Report by reference therein.

The Audit Committee of the Board of Directors consists of the three directors named below, each of whom the Board has determined meets the applicable independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission (SEC). In addition, the Board has determined that each of Dr. Nettles, Mr. Burgdoerfer, and Mr. Kelly is an Audit Committee Financial Expert, as that term is defined by the SEC.

The Audit Committee is responsible, on behalf of the Board, for ensuring that the organizational structure, policies, controls, and systems are in place to monitor and accurately report the company’s performance. The Committee monitors the integrity of the company’s financial statements, its financial reporting processes, its system of internal control over financial reporting, and the public release of financial information. In addition, the Committee oversees the company’s compliance and ethics and enterprise risk management programs. During 2019, the Committee held nine meetings to review these matters and conduct other business.

The Committee also is directly responsible for the appointment, compensation, retention, and oversight of the company’s independent registered public accounting firm and for reviewing that firm’s independence. For 2019, the Committee appointed PricewaterhouseCoopers LLP (PwC) as the company’s independent registered public accounting firm. The Committee’s appointment of PwC was ratified by shareholders at the company’s 2019 Annual Meeting of Shareholders.

In supervising the work of PwC on the 2019 audit, the Committee has received the written disclosures and letter from PwC concerning its independence as required by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB), and the Committee has discussed with PwC its independence. In addition, the Committee has reviewed, and discussed with PwC, among other matters: PwC’s report on its internal quality control procedures, including issues raised by governmental investigations of PwC in the preceding five years; the publicly available parts of the PCAOB’s report on its most recent inspection of PwC; regulatory developments during the year that impacted PwC’s audit work for the company or its communications with the Committee; and the other matters that PwC is required to communicate to the Committee under Auditing Standard No. 16, “Communication with Audit Committees,” as adopted by the PCAOB.

The Committee’s role relating to the financial statements is one of oversight. The company’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Management reports to the Committee on financial, accounting, and operational developments that may impact the financial statements, and on issues relating to the company’s internal controls, among other matters. The Committee also oversees the work of PwC and the company’s internal audit staff. During 2019, the Committee discussed with PwC and the internal auditors the overall scope and plans for their respective audits. The Committee then met with PwC and the internal auditors at various times throughout the year, with and without management present, to discuss the results of their examinations, evaluations of the company’s internal controls, the overall quality of the company’s financial reporting, and the critical accounting matters addressed during PwC's audit.

Notwithstanding the Committee’s oversight efforts, and the work performed by the company’s internal audit staff, PwC alone is responsible for expressing its opinion on the conformity of the company’s consolidated year-end financial statements with accounting principles generally accepted in the United States of America and its assessment of the effectiveness of the company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the company’s audited consolidated financial statements for the year ended December 31, 2019. These discussions included assessments of the quality, not just the acceptability, of the accounting policies used by the company, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, the Committee has discussed with PwC its judgment as to the quality, not just the acceptability, of the company’s accounting policies.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in The Progressive Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

The Committee has selected and retained PwC to serve as the independent registered public accounting firm for Progressive and its subsidiaries for 2020. Shareholders are being given the opportunity to vote on the ratification of this selection at the 2020 Annual Meeting of Shareholders.

The Committee operates under a written charter, the terms of which are reviewed annually by the Committee. The current charter, as approved by the Board, is posted on the company’s website at progressive.com/governance.

AUDIT COMMITTEE

Patrick H. Nettles, Ph.D., Chair
Stuart B. Burgdoerfer
Jeffrey D. Kelly

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following information is set forth with respect to persons known to management to be the beneficial owners of more than 5% of Progressive’s common shares, $1.00 par value, as of December 31, 2019.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percent of Class
The Vanguard Group Inc. 100 Vanguard Blvd. Malvern, PA 19355	47,814,893 [2]	8.2%
BlackRock, Inc. and subsidiaries 55 East 52nd Street New York, NY 10055	42,015,810 [3]	7.2%
Wellington Management Group LLP 280 Congress Street Boston, MA 02210	30,850,112 [4]	5.3%

[1]	The information contained in this table, including related footnotes, is based on the Schedule 13G/A filings made by the identified beneficial owners as of December 31, 2019.

[2]
The Vanguard Group Inc. has sole investment power over 46,811,524 shares, shared investment power over 1,003,369 shares, sole voting power over 881,644 shares, and shared voting power over 178,367 shares.

[3]	BlackRock, Inc. and its subsidiaries have sole investment power over 42,015,810 shares, sole voting power over 35,806,089 shares, and does not have shared investment or voting power over any shares.

[4]
The Wellington Management Group LLP has shared investment power over 30,850,112 shares, shared voting power over 29,568,279 shares, and does not have sole investment or voting power over any shares. The securities held by the Wellington Management Group LLP, as parent holding company of certain holding companies and the Wellington Investment Advisers, are owned of record by clients of the Wellington Investment Advisers.  Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers.  Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP.  Wellington Group Holdings LLP is owned by Wellington Management Group LLP.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
The following information summarizes the beneficial ownership of Progressive’s common shares as of January 31, 2020 by each director of Progressive, each nominee for director, and each of the named executive officers (as identified in “Executive Compensation – Summary Compensation Table”) and all current directors and executive officers as a group. In addition, to provide a more complete picture of the economic interests of certain individuals in Progressive common shares, the final two columns include certain units held in our benefit and equity incentive plans that are equal in value to a share of our stock, but do not technically qualify as “beneficially owned” under the applicable regulations, also as of January 31, 2020.

Name	Total Common Shares Beneficially Owned[1]	Percent of Class[2]	Units Equivalent to Common Shares[3]	Total Interest in Common Shares and Unit Equivalents
John A. Barbagallo	69,344	*	14,687	84,031
Philip F. Bleser	12,363	*	459	12,822
Stuart B. Burgdoerfer	38,383	*	—	38,383
Patrick K. Callahan	43,867	*	83,104	126,971
William M. Cody	89,721	*	69,078	158,799
Pamela J. Craig	4,673	*	—	4,673
Charles A. Davis	333,600	*	11,050	344,650
Roger N. Farah	103,153	*	21,780	124,933
Lawton W. Fitt	95,822	*	14,914	110,736
Susan Patricia Griffith	521,081	*	116,614	637,695
Jeffrey D. Kelly	64,815	*	—	64,815
Patrick H. Nettles, Ph.D.	121,188	*	32,737	153,925
John P. Sauerland	450,820	*	65,767	516,587
Barbara R. Snyder	29,623	*	9,747	39,370
Jan E. Tighe	2,166	*	—	2,166
Kahina Van Dyke	6,073	*	—	6,073
All 24 Executive Officers and Directors as a Group	2,196,800	*	525,761	2,722,561

*	Less than 1% of Progressive’s outstanding common shares.

1 Total Common Shares Beneficially Owned is comprised of the following:

Name	Common Shares Subject to Restricted Stock Awards[a]	Beneficially Owned Common Share Equivalent Units[b]	Other Common Shares Beneficially Owned[c]
John A. Barbagallo	—	—	69,344
Philip F. Bleser	3,814	8,549	—
Stuart B. Burgdoerfer	2,248	—	36,135
Patrick K. Callahan	—	—	43,867
William M. Cody	—	—	89,721
Pamela J. Craig	2,166	—	2,507
Charles A. Davis	3,950	10,768	318,882
Roger N. Farah	4,154	91,499	7,500
Lawton W. Fitt	6,401	80,032	9,389
Susan Patricia Griffith	—	—	521,081
Jeffrey D. Kelly	2,248	—	62,567
Patrick H. Nettles, Ph.D.	4,086	106,819	10,283
John P. Sauerland	—	—	450,820
Barbara R. Snyder	3,609	17,889	8,125
Jan E. Tighe	2,166	—	—
Kahina Van Dyke	3,609	—	2,464
All 24 Executive Officers and Directors as a Group	38,451	315,556	1,842,793
a Represents common shares held pursuant to unvested restricted share awards issued under The Progressive Corporation 2017 Directors Equity Incentive Plan. The beneficial owner has sole voting power and no investment power with respect to these shares during the restriction period.

b This number represents units (excluding dividend equivalents) that have been credited to the director's account under The Progressive Corporation Directors Restricted Stock Deferral Plan, as amended and restated (the “Directors Restricted Stock Deferral Plan”), under which each director has the right to defer restricted share awards, to the extent that distributions from the Directors Restricted Stock Deferral Plan will be made in Progressive common shares upon the termination of a director’s service as a director. As to the number of shares that will be so distributed, the director has the right to acquire those shares within sixty (60) days, and those shares are deemed “beneficially owned.” See “Director Compensation – Narrative Disclosure of Director Compensation Table” for a description of the Directors Restricted Stock Deferral Plan.

c Includes common shares held directly by the individual, holdings in our 401(k) plan, and shares held by, or for the benefit of, family members. For Mrs. Griffith, the amount includes a total of 99,287 common shares held in trust for the benefit of her spouse and 17,791 common shares held by her spouse in our 401(k) plan. For Mr. Sauerland, this amount includes 64,074 shares beneficially owned by his family members and related entities, of which he may be deemed a beneficial owner by virtue of voting, investment and dispositive power over such shares but in which he has no pecuniary interest. Mr. Sauerland disclaims beneficial interest over such shares.

2 Percentage based solely on “Total Common Shares Beneficially Owned.”

3 The units disclosed are in addition to “Total Common Shares Beneficially Owned” and have been credited to the individual’s account under one or more of our deferred compensation plans or equity incentive plans. In each case, the holder has neither voting nor investment power. Each unit is equal in value to one Progressive common share. Amounts in this column exclude outstanding performance-based restricted stock unit awards, due to the variable nature of such awards. See “Executive Compensation – Outstanding Equity Awards at Fiscal Year-End” for additional information on these awards.

COMPENSATION DISCUSSION AND ANALYSIS
OVERVIEW
Our vision is to become consumers' and agents' number one choice and destination for auto, home, and other insurance. For many years, our goal has been to grow as fast as we can at a 96 or better combined ratio while continuing to deliver high quality customer service. We believe that focusing on this goal will increase shareholder value over the long term.
We structure our executive compensation programs to support this goal, providing a strong alignment between pay and performance. We generally provide target compensation to our executives below the market median, with performance-based compensation providing upside potential when we perform well against pre-established and objective measures that we believe correlate to shareholder value. In addition, we provide a high percentage of total compensation to executives in the form of equity awards, and we believe that these awards support a strong pay-for-performance linkage and further align the interests of our executives with those of our shareholders.
We believe that our compensation programs have contributed to our exceptional, and profitable, growth in recent years. For example, over the past three years, we have profitably grown our net premiums earned (the source of virtually all of our non-investment revenue) by $13.7 billion, or 61%. Last year, net premiums written grew by 15%, and net premiums earned grew by 17%, at a very profitable 90.9 combined ratio.
In addition, our cumulative total shareholder return over the past five years exceeded that of the S&P 500 and our industry peer group by 2.8 times (x) and 1.9x, respectively, as disclosed in our performance graph in our 2019 Annual Report to Shareholders, which is included as an appendix to this Proxy Statement.
Annual Financial Results and Shareholder Return

Key Performance Outcomes for 2019
Net premiums written growth	15%
Policies in force growth	10%
Combined ratio	90.9
Underwriting margin	9.1%
Returns on average common shareholders' equity (attributable to Progressive):
Net income	31.3%
Comprehensive income	35.0%
Net income attributable to Progressive	$4.0 billion
Earnings per common share attributable to Progressive	$6.72

COMPENSATION HIGHLIGHTS FOR 2019
Consistent with prior years, the awards made in 2019 to our Chief Executive Officer and the other “named executive officers” or "NEOs" (identified in "Executive Compensation – Summary Compensation Table") were heavily weighted toward at-risk, including performance-based, compensation.
CEO Compensation Decisions
At-risk annual cash incentive and equity awards represented over 96% of maximum potential compensation and 93% of target compensation
Salary increased 12.5% and remains well below the market median
Annual Cash Incentive (Gainsharing) could range from 0.0 to 5.0x salary, with a 2.5x target
Equity awards:

•	Time-based: 3.0x salary

•	Performance-based at target:
•Insurance operations: 6.0x salary
•Investment results: 1.0x salary
CEO's equity ownership (as of January 31, 2020): Our CEO owned shares directly and in her 401(k) plan valued at 36x salary, well in excess of the 6x required by our Corporate Governance Guidelines.

Other Named Executive Officers
At-risk annual cash incentive and equity awards averaged 89% of maximum potential compensation and 80% of target compensation
Weighted average salary increase of approximately 6.7% from the prior year
Annual Cash Incentives: Payout opportunities vary by executive, ranging between 0.0 and 3.0x; targets range between 1.0x and 1.5x
Equity awards are divided between time-based and performance-based:

•	Time-based: 1.0x salary

•	Performance-based at target: 1.69x (on average) salary
Equity ownership requirements (as of January 31, 2020): Each of these NEOs was in compliance with the expectation in our Corporate Governance Guidelines that they hold equity (including unvested equity awards) valued at least 3.0x salary.

2019 Say-on-Pay Vote
At our 2019 Annual Meeting of Shareholders, shareholders cast advisory votes on our executive compensation program, sometimes referred to as the “say-on-pay” vote. In that vote, shareholders approved our executive compensation program, with 95% of the votes cast in support. During 2019, the Compensation Committee of the Board of Directors (the "Compensation Committee" or the "Committee") reviewed these results with management. Due to the strong level of shareholder support and the absence of specific concerns expressed by shareholders, the Committee determined that no specific actions with respect to 2020 compensation should be taken as a result of the say-on-pay vote.
OUR EXECUTIVE COMPENSATION PROGRAM
Our executive compensation program is designed and implemented under the direction and guidance of the Compensation Committee. Broadly stated, we seek to maintain a consistent executive compensation program with the following objectives:

•	Attract and retain outstanding executives with the leadership skills and expertise necessary to drive results, build an enduring business, and create long-term shareholder value;

•	Motivate executives to achieve our short- and long-term strategic goals;

•	Reward performance and differentiate compensation based on variations in responsibilities, performance, and the achievement of challenging goals; and

•	Align the interests of our executives with those of shareholders.
Progressive's executive compensation program is designed to serve the shareholders’ interests by strongly tying our executives’ compensation to the achievement of important operating goals and the value of our common shares. As a result, while we seek to offer competitive salaries to our executives, the more significant aspects of our executive compensation program are annual cash incentive opportunities and equity awards.
As a general matter, executive salaries are intended to be somewhat lower than median amounts paid to executives who have similar responsibilities at comparable companies, while our annual incentive and performance-based equity programs provide the potential to earn above market median total compensation when the company achieves challenging goals designed into these plans.
While we consider market data when making decisions on executive compensation, variations occur for a number of reasons, including the unique nature of a specific executive’s responsibilities, individual performance, the tenure and experience of an executive, the executive’s future potential, and our business needs.

ELEMENTS OF COMPENSATION – 2019 DECISIONS AND AWARDS

		Element	Why We Use This Element
Fixed	Annual	Salary	Attract and retain executive talent and reward individual performance
Variable		Gainsharing cash incentive
Motivate executives to achieve challenging and objective operating goals in our insurance businesses
Measures the annual growth in policies in force and profitability in our insurance businesses
Provide executives with the potential to earn compensation above market median

Progressive Capital Management cash incentive
Motivate our Chief Investment Officer (CIO) to balance short- and long-term performance of our fixed-income portfolio with our investment goal of protecting our balance sheet
Measures the performance of our fixed-income portfolio over a one-year and a three-year period against the performance results of a benchmark group
Provide our CIO with the potential to earn compensation above market median

	Long-Term	Performance-based Restricted Stock Units: Growth in Market Share
Motivate executives to focus on longer-term operating performance of our insurance businesses
Rewards our profitable growth in market share of our insurance businesses over a three-year period
Align the interests of executives with those of shareholders by tying the value of compensation to the market value of our common shares
Provide executives with the potential to earn compensation above market median

Performance-based Restricted Stock Units: Investment Results
Motivate our CEO, CFO, and CIO to achieve longer-term fixed-income portfolio investment performance
Measures the performance of our fixed-income portfolio over a three-year period against the performance results of a benchmark group
Align the interests of these executives with those of shareholders by tying the value of compensation to the market value of our common shares
Provide these executives with the potential to earn compensation above market median

		Time-based Restricted Stock Units	Further align the interests of executives with those of shareholders by tying the value of compensation to the market value of our common shares

Salaries
For 2019, annual salaries for our NEOs were as follows:

Name	2019 Salary[1]	Change From Prior Salary
Susan Patricia Griffith	$900,000	12.5%
John P. Sauerland	625,000	4.2
Patrick K. Callahan	500,000	17.6
William M. Cody	510,000	4.1
John A. Barbagallo	505,000	3.1

[1]
Salary changes are typically implemented in January or February of each year, so the annual number listed in the table differs from the salary amounts shown in "Executive Compensation – Summary Compensation Table."

Salary increases were provided in early 2019 to improve the competitive nature of our total compensation for our executives. After taking into account the increases, the 2019 salaries for each of the NEOs remained below the median for executives at comparable companies based on the data reviewed by the Compensation Committee in late 2018 and early 2019 (see “– Procedures and Policies – Compensation Comparisons” below, for further information on our market comparison process).
Annual Cash Incentive Payments
Gainsharing. Gainsharing is designed to reward performance relative to our long-standing goal to grow as fast as possible at a 96 or better combined ratio while continuing to deliver high quality customer service. We reinforce this goal through regular employee communications that also include the importance of following our Core Values in pursuit of that goal. This strategic goal, which is applicable to all employees through the Gainsharing program, allows employees to observe and understand how their day-to-day efforts to bring new customers on board and retain existing customers, while at the same time maintaining profitability and high-quality customer service, can enhance company performance and increase the Gainshare Factor.
Our Gainsharing program has been around for nearly three decades and has been the primary vehicle to motivate and reward our employees to achieve our goal. While most companies of our size utilize some form of bonus program, all of our employees participate in Gainsharing, and we win or lose together based on our collective performance. We believe that all-encompassing participation in Gainsharing is a differentiator and contributes to the "all for one and one for all" attitude that in part defines our culture.
The Gainsharing Plan is currently comprised of five matrices that measure objectively our various products and channels. We use a different matrix for each line of business to reflect the different growth and profitability expectations given the wide variance in our market share across business lines and channels. The Compensation Committee approves the matrices in the first quarter of the year and the matrices are not modified thereafter. Gainsharing does not take into account the performance results of our investment portfolio.
Gainsharing payments for NEOs are determined using the same performance criteria we use for the Gainsharing payments for all of our employees, resulting in a consistent set of goals across our employee population. Gainsharing payments are determined using the following formula:

Paid Salary	X	Target Percentage	X	Gainshare (i.e., Performance) Factor	=	Annual Incentive Payment
For each executive, his or her salary and target percentage are established by the Compensation Committee each year during the first calendar quarter. When the executive’s paid salary is multiplied by his or her assigned target percentage, the product is referred to as the participant’s “target annual incentive payment” for the year. The Gainshare Factor can range from 0.0 to 2.0 each year, and annual cash incentive payments, therefore, can vary between 0x and 2x the target annual incentive payment amount, depending on our actual performance results for the year.

Throughout the 27-year history of our companywide Gainsharing program (including 2019), the final Gainshare Factor has ranged from 0.0 to 2.0 and over the past 5 years of very profitable growth has averaged 1.78. These results confirm management’s view that our Gainsharing plans have operated to provide annual cash incentive payments to our employees, including our executive officers, commensurate with our level of achievement.
The Compensation Committee set the following Gainsharing target percentages for 2019:

Name	2019 Target (Multiple of Salary)		2018 Target (Multiple of Salary)
Susan Patricia Griffith[1]	2.50	x	1.50	x
John P. Sauerland[1]	1.50		1.25
Patrick K. Callahan[1]	1.50		1.00
William M. Cody[2]	0.50		0.50
John A. Barbagallo	1.00		1.00

[1]
Changes are typically implemented in January or February of each year, so the number listed in the table differs from the factor used to calculated the amounts shown in "Executive Compensation – Summary Compensation Table" and "Executive Compensation – Grants of Plan-Based Awards."

[2]	Mr. Cody also earned a separate 0.75x target incentive payment relating to investment performance, as described below.
The target gainshare percentage for Mrs. Griffith, Mr. Sauerland, and Mr. Callahan increased in 2019 to improve the competitiveness of their total target compensation compared to market. The Gainshare Factor for 2019 was 1.91 out of a possible 2.0. All Gainsharing payments for the NEOs are reported in the "Executive Compensation – Summary Compensation Table" as “Non-Equity Incentive Plan Compensation.”
The Gainsharing payout was determined based on the performance of our Agency auto, Direct auto, and special lines business units (collectively, Personal Lines), Commercial Lines, and Property, in each case subject to limited exclusions. These businesses in the aggregate represented nearly all of our net premiums written for 2019. Exclusions include our umbrella, renters, business owners policy, and transportation network company businesses.
Focusing on performance at the business level was consistent with management’s approach to evaluating our operations. We used the number of “policies in force” to measure growth for each of those businesses, which aligns our Gainsharing program with our companywide strategic goal.
Our Gainsharing Plan evaluated the growth and profitability of each of our core lines of business separately and determined a score between 0.0 and 2.0 for the business. Each of these scores was calculated based on a matrix that is approved by the Compensation Committee at the beginning of the year that contemplated several profit and growth scenarios. Each matrix was built by anchoring the 1.0 score at the established profitability target for the line of business, along with an aggressive growth goal when compared to historical industry growth rates. Each possible combination of growth and profitability would produce a score, and a score at or near 1.0 could be earned with a variety of other growth and profitability combinations; that is, if growth was below expectations, a 1.0 could still be achieved if profitability increased and, likewise, a moderate decrease in profitability could be offset by higher growth to generate a score around 1.0. To evaluate the difficulty of the matrices, we compared historical industry performance for several of our largest lines of business to our Gainsharing matrices and determined that the growth and profitability required to earn a 1.0 in our Gainshare plan generally required us to perform considerably better than our competitors.
The nature of the Gainsharing program, and the measures that we use, were relatively unchanged over the past several years, except that a matrix for the Property business was added to the Gainsharing calculation beginning with 2017. Although we review the interplay of profitability and growth levels for each business unit matrix annually, any changes are more in the nature of refinements based on market trends and internal expectations. Because the goals are relatively consistent over time and represent management's expectations and goals on a business unit level, we believe that our competitors could glean valuable information with respect to our current operations, strategies, and operating goals if we were to disclose the performance goals in greater detail, even for the previous fiscal year. We therefore believe that the specific goals for our current and prior fiscal years constitute competitive information, which, if disclosed, would harm our competitive position and that our current level of disclosure regarding performance goals and actual performance levels is in the best interests of our shareholders.
The following table presents the overall 2019 growth and profitability data for the individual core business units that contributed to the 1.91 Gainsharing factor. The growth figures in the following table represent the change in average policies in force year over year, which is currently management’s preferred measure for evaluating growth. Average policies in force were determined by averaging month-end policies in force counts. Profitability was measured by the combined ratio calculated using GAAP.

Business Unit	Combined Ratio[1]	Increase in Policies in Force (%)[2]
Agency	88.8	11%
Direct	92.3	13
Special lines	—	3
Commercial Lines	89.6	8
Property	101.7	14

[1]
Consistent with the presentation of the combined ratio of our Personal Lines segment in our public reports, the combined ratio results for our special lines business are not presented separately and, instead, are included in either the Agency or Direct results, depending on whether the underlying policy was written through agents/brokers or directly by us.

[2]	Based on average policies in force outstanding during the year and, for Agency and Direct, represents auto policies in force only.
Using the actual performance results for the year and the Gainsharing matrices discussed above, we determined the performance score for each core business unit, weighted those scores based on each business unit’s relative contribution to overall net premiums earned, and then added the weighted scores to determine the Gainshare Factor, as follows:

Business Unit	Business Unit Performance Score	Weighting Factor (%)	Weighted Performance Score
Agency auto	2.00	38.6%	.77
Direct auto	2.00	40.6	.81
Special lines	1.78	4.9	.09
Commercial Lines	2.00	11.8	.24
Property	0.00	4.1	.00
Gainshare Factor			1.91
As depicted in the above table, except for Property, each of the business units contributed performance scores above a 1.0 target for 2019. Agency auto, Direct auto, and Commercial Lines reached the maximum score of 2.0. These results reflect exceptional growth and profitability across our vehicle businesses. The score for special lines reflects solid profitability, with modest growth, for the year. Although Property experienced the highest percentage of policies in force growth among the business units, catastrophe losses caused it to be less profitable than the minimum combined ratio at that growth level that would have resulted in a positive score. Under the Gainsharing calculations, average policies in force for our core business grew by about 10%, net premiums written grew by 15%, and net premiums earned grew by 17%, at a profitable 90.8 combined ratio. We believe that the resulting 1.91 Gainshare Factor was a reasonable outcome based on this performance.

2019 Investment-Related Annual Incentive Payment. In addition to amounts earned under our Gainsharing program, Mr. Cody, our Chief Investment Officer until January 2020, and the other investment professionals who worked in his group, were eligible for a separate annual cash incentive payment under our 2019 Progressive Capital Management Annual Incentive Plan (“PCM Incentive Plan”). Mr. Cody had a target annual incentive payment equal to 0.75x his salary under this incentive plan; his annual incentive payment under this plan for 2019 could range from 0.0 to 2.0x of the target amount, or from 0.0 to 1.5x his salary.
Under the PCM Incentive Plan, we determined the performance of our fixed-income portfolio for 2019 and the three-year period of 2017-2019, on the basis of the fully taxable equivalent total return, including the benefit of state premium tax abatements associated with certain municipal securities held in our portfolio (50% of the benefit for 2019 and 100% for the prior years). We then compared those results against the total return results achieved by a benchmark group of comparable firms meeting a series of objective criteria for the same time periods. The fixed-income portfolio was chosen for the PCM Incentive Plan because it represents a substantial portion of our investment portfolio (over 90% at year-end) and our Chief Investment Officer and other investment professionals actively manage the fixed-income portfolio. To the extent that our equity investments were managed during the three-year period, they were managed by third parties.
After the end of the year, using performance data supplied by an independent third party, separate performance scores were determined based on our percentile ranking in the benchmark group for the one- and three-year periods, as follows:

Period	Score=0 Rank at or below the percentile	Score=1.0 Rank equal to the percentile	Score=2.0 Rank at or above the percentile
One year	15th	50th	85th
Three year	25th	50th	75th
The use of the 15th and 25th percentiles as the minimum performance level, and of the 75th and 85th percentiles as the maximum performance levels, reflects the Committee’s decision that our investment constraints and guidelines (for example, those related to credit quality, duration, and issuer concentrations) differ from other firms included in the benchmark group. The Committee determined that requiring “average” performance prior to payout, or rewarding performance above the 75th or 85th percentile, as applicable, might create an incentive to increase investment risks to a level that would exceed the company’s overall risk tolerance, and that below target payouts for performance between the 15th or 25th percentile, as applicable, and the 50th percentile would be, on balance, fair compensation for results achieved.
Percentile rankings between the ranks that would earn a score of 0.0 and a score of 2.0 as shown above would receive an interpolated score based on the percentile ranking of our investment portfolio (e.g., a rank at the 40th percentile would receive a score between 0.0 and 1.0). The two scores were then averaged to determine an indicated performance score for the year, and this score was communicated to the Compensation Committee. The Committee then evaluated the indicated score in the context of our investment results and other factors relevant to our investment performance for the year. The Committee may consult with other Board members or others, as it deems appropriate, for additional perspectives. Based on its evaluation, the Committee had the discretion to accept the indicated performance score, decrease it by an appropriate amount (including to zero), or increase it up to the maximum allowed factor of 2.0, and to adjust the cash incentives paid to Mr. Cody and our other investment professionals accordingly.
For 2019, we achieved a total return in our fixed-income portfolio of 6.15% (including the benefit of the indicated percentage for the applicable year of the state premium tax abatements associated with certain municipal securities held in our portfolio), which ranked us at the 48th percentile of the benchmark group of over 100 comparable investment firms. For the three years ended December 31, 2019, our fixed-income portfolio earned a cumulative return of 11.51%, ranking us at the 89th percentile of the comparable firms. Using the methodology described above, we computed an indicated performance score of 1.47 under the plan for the year, which was communicated to the Compensation Committee. After reviewing the calculation and our investment results, and consulting with management and members of the Board’s Investment and Capital Committee, the Committee decided to pay the 2019 cash incentives under the PCM Incentive Plan using a 1.47 performance factor, consistent with the calculated score.
The Committee viewed this factor as a reasonable outcome under the plan for the year, given the solid relative performance during 2019, and the exceptional relative performance over the three years, of the portfolio while investing within the constraints imposed by the investment guidelines approved by the Investment and Capital Committee. Mr. Cody’s annual incentive payment under the PCM Incentive Plan is reported in "Executive Compensation – Summary Compensation Table" as part of “Non-Equity Incentive Plan Compensation.”

Equity Awards
Our executive compensation program also provides longer-term incentives through grants of equity-based awards, currently in the form of restricted stock units. Under a restricted stock unit grant, the executive receives an award of a specified number of units; upon vesting of the award, the executive is entitled to receive one Progressive common share for each unit that is vesting. Annual awards of restricted stock units are made to the NEOs in the form of time-based awards and performance-based awards.
Annual Time-Based Awards. In 2019, time-based restricted stock unit awards were granted to the NEOs and 808 other senior level employees, comprising approximately 2% of our entire employee population. These awards will vest in three equal annual installments, on January 1 of 2022, 2023, and 2024, subject to accelerated vesting and forfeiture provisions in the applicable plan and grant agreement. By December 31, 2019, four of the five named executive officers had qualified for accelerated vesting of a portion of these awards based on their eligibility for a qualified retirement. See "– Other Elements of Compensation – Retirement" and "– Significant Changes for 2020" below.
Annual Performance-Based Awards – Performance versus Market Insurance Results. In addition, each of the NEOs and 35 other senior managers were granted performance-based restricted stock unit awards that measure the growth of our insurance businesses, and compare that growth to the growth of the market as a whole, over a three-year performance period, with a profitability goal of a combined ratio of 96 or better over the most recent 12-month period when the vesting is determined.
These awards require our business lines to outgrow the market by a specified percentage for that business line to contribute to any vesting. Specifically, the awards measure the growth of three business lines (private passenger auto, commercial auto, and homeowners multiple-peril) over 2019 through 2021 and compare that growth to the growth rate of each of these markets as a whole (excluding our results) over that same period. Each business unit will receive a score, which will then be weighted based on the business lines' relative contribution to net premiums earned. These scores will then be combined to produce a final performance factor. In each case, we will use A.M. Best data to make these calculations. The final performance factor will be used as a "multiplier" to increase or decrease the number of units (compared to target) that can vest, subject to the achievement of the profitability goal described above.
The performance score for each business unit will be determined as follows:

Performance vs. Business Line Market	Determination of the Performance Score for the Business Line
If our growth for the business line exceeds the market growth rate by the maximum measure for that business line or more	Score will be 2.5x; this is the maximum possible score
If our growth rate for the business line exceeds the market growth rate by more than the target measure for that business line but less than the maximum measure for that business line	Score will be between 1.0x and 2.5x, in proportion to the extent to which each business line's growth rate exceeds the market's growth rate above the target rate
If our growth rate for the business line exceeds the market growth rate by less than the target measure for that business line	Score will be up to 1.0x of the target in proportion to the extent to which each business line's growth rate exceeds the market's growth rate
If the business line's growth rate is equal to or less than the market growth rate	The score for the business line will be 0
The target growth rate measure and maximum growth rate measure for each business line is as follows:

Business Line	Target Growth Rate Measure	Maximum Growth Rate Measure
Private passenger auto	Two percentage points	Three and a half percentage points
Commercial auto	Two percentage points	Three and a half percentage points
Homeowners multiple-peril	Seven percentage points	Ten percentage points
If the performance factor is zero, the award will not vest and will be forfeited. If the performance factor is greater than zero, but the 12-month profitability goal is not satisfied when the initial performance results are reviewed (which, for the 2019 awards, is expected to be July 2022), then the award will not
vest at that time. The award will vest at a later date only if the 12-month profitability goal is met before January 31, 2024; if the profitability goal is not satisfied by that date, the awards will not vest and will expire.
We believe that this approach, with a potential upside for outperformance as compared with the private passenger auto, commercial auto, and homeowners insurance markets, provides appropriate focus on our full competitor set in the insurance market, consistent with our profitable growth goals. In addition, the profitability requirement imposes an additional challenge to our growth in market share, given the fact that some of our competitors do not consistently show a profit in their insurance operations and rely instead on their investment activity to fund insurance liabilities.
Annual Performance-Based Equity Awards – Investment Results. In March 2019, the Committee also awarded performance-based restricted stock units to Mrs. Griffith, Mr. Sauerland, Mr. Cody, and two investment portfolio managers, with a performance goal relating to investment performance. The performance measures for these awards are similar to the annual cash incentive program for our investment professionals; however, the performance of our fixed-income portfolio is only measured over a three-year period (2019 through 2021) against the performance results of a benchmark of comparable investment firms. A target number of restricted stock units was awarded to each executive, and the number of units that ultimately will vest can vary from zero (if our performance is at or below the 25th percentile of the benchmark firms) to 2.0x target (for performance at or above the 75th percentile of the benchmark). These awards did not increase the aggregate size of the equity awards to the NEOs, but represented a portion of the total performance-based awards that otherwise would have been granted to them.
These performance-based awards are intended to align the compensation of these executives with their responsibilities in connection with the longer-term performance of our fixed-income portfolio. The use of the 25th percentile as the minimum performance level, and of the 75th percentile as the maximum performance level, reflects the Committee’s decision that our investment constraints and guidelines differ from other firms included in the comparison. The Committee felt that requiring “average” performance prior to vesting and/or rewarding performance above the 75th percentile might create an incentive to increase investment risks to a level that would exceed the company’s overall risk tolerance, and that below target payouts for performance between the 25th and 50th percentiles would be, on balance, fair compensation for the results achieved.
2019 Equity Awards. For 2019, the aggregate dollar value (fair value on the date of grant) of annual equity awards made to the NEOs was approximately $4.8 million in time-based awards and $10.0 million in performance-based awards (at target value). Those awards were determined based on the following target levels:

	Time-Based Award Value (Multiple of Salary)				Performance-Based Award Target Value (Multiple of Salary)[1]
Name	2019		2018		2019			2018
Susan Patricia Griffith	3.00	x	3.00	x	7.00	x	[2]	7.00	x
John P. Sauerland	1.00		1.00		2.50		[2]	2.50
Patrick K. Callahan	1.00		1.00		1.75			1.20
William M. Cody	1.00		1.00		1.25		[2]	1.25
John A. Barbagallo	1.00		1.00		1.25			1.20

[1]	Pursuant to performance-based awards, between 0.0-2.5x (0.0-2.0x for investment-based awards) of the number of units awarded can vest. See discussion above.

[2]
For the following executives, investment-based awards represented the indicated percentage of her or his total performance-based award for the year: Mrs. Griffith, 14%; Mr. Sauerland, 8%; and Mr. Cody, 60%.

Mrs. Griffith's equity award was larger than other executives’ awards due to the level of responsibilities inherent in the CEO position and the below-market level of her salary. As a result, a greater percentage of her compensation was at risk and dependent on our operating and investment performance and stock price over the next several years.
Additional Comments Regarding 2019 Compensation Decisions
Consistent with our compensation philosophy and history with respect to executive compensation, the Committee granted a large proportion of each of the NEO's compensation in the form of performance-based compensation, including equity compensation. In this way, overall compensation for these individuals is competitive, while providing the opportunity to earn above average compensation if and when justified by the company's performance and our stock price and aligning the interests of these individuals with those of shareholders. It should be noted, however, that the ultimate value of these awards remains dependent on our achievement of applicable performance goals and the value of our common shares at the time of vesting of restricted stock unit awards. Thus, for each NEO, a substantial portion of the compensation used to establish her or his potential percentile position compared to market, and the value of those awards, will remain at risk for years before it is earned by the NEO, and some of the restricted stock unit awards in fact may never vest.
Chief Executive Officer. Based on the Board of Director's evaluation of the company's performance and Mrs. Griffith's performance as CEO during 2018, and the Committee's review of market data, the Committee increased her salary from $800,000 to

$900,000. This amount remains well below the 50th percentile of approximately $1.36 million for CEO salaries reflected in the market data reviewed by the Committee. Mrs. Griffith’s annual cash incentive payment (Gainsharing) potential as CEO increased during 2019 to improve the competitiveness of her target compensation. In 2019, the Compensation Committee again granted a large proportion of Mrs. Griffith's potential compensation in the form of equity-based awards. The Committee determined that these equity awards would present appropriate incentives to drive our performance and maximize the extent to which Mrs. Griffith's interests are aligned with the interests of shareholders. By scaling performance factors on performance-based compensation, we kept Mrs. Griffith’s overall compensation at a competitive level, while maintaining a very high portion of her potential compensation at risk and dependent on our performance and our stock price, increasing her equity participation and aligning her interests with those of shareholders. The Committee believes that this pay package is consistent with the company's compensation philosophy and presents an appropriate pay package that is largely performance-based.
The result of these determinations for 2019 was that, despite her below median salary and target cash incentive, Mrs. Griffith has the potential to earn total compensation significantly above the median if the company performs well. If Mrs. Griffith were to receive a cash incentive payment based on a 1.0 Gainshare Factor and her annual performance-based restricted stock unit awards were to vest at their target amounts, her total annual compensation would be below the 50th percentile for CEOs. However, her annual compensation would be above the 75th percentile if all performance-based compensation payouts were to be maximized.
Other Current Named Executive Officers. Market comparison information is only one of a number of factors considered by the Committee in setting compensation each year, along with other factors such as the length of the executive’s experience in the specific job, the nature of the job held and related responsibilities, individual performance, expected future contributions, the reliability of the comparison data, our business needs, and the variable nature of significant portions of each executive’s pay package. However, we present comparison data here for the shareholders’ information (see “– Procedures and Policies – Compensation Comparisons” below for further information on our market comparison process).

Assuming that cash incentives paid out at a 1.0 performance factor for the year and annual performance-based equity also vested at the target 1.0 factor, Mr. Callahan would receive total compensation for 2019 below the 25th percentile level reflected in the market data reviewed by the Committee, Mr. Sauerland and Mr. Cody would receive total compensation below the 50th percentile level, while Mr. Barbagallo would receive total compensation just above the 50th percentile. In the event that all of their annual incentive based compensation were to pay out at their maximum level, the total compensation for Mr. Cody and Mr. Callahan would be between the 50th and 75th percentile, and Mr. Sauerland and Mr. Barbagallo would receive total compensation above the 75th percentile.
Significant Changes for 2020
While the basic structure of the annual compensation approved by the Compensation Committee in February 2020 for the NEOs was consistent with 2019 compensation, the 2020 time-based RSU awards have different qualified retirement eligibility provisions. Since all but one of our NEOs is currently eligible for a qualified retirement, the Committee decided to revisit our approach to retirement eligibility. Beginning with the 2020 awards, an NEO who is eligible for a qualified retirement will vest with respect to 50% of all unvested time-based awards when the executive retires. Under past awards, the NEO vested with respect to 50% of unvested awards when the executive reached the age and service requirements for a qualified retirement and vested 50% with respect to future awards shortly after the award was granted. The Committee believes that the revised approach is appropriate as it aligns NEO's time-based RSU awards with the long-term success of the company and is also consistent with how many other public companies address retirement benefits for long-tenured individuals.
In addition, our NEOs received salary increases for 2020, including a 5.6% raise for Mrs. Griffith, and some of the NEOs other than Mrs. Griffith received target percentage increases for performance-based equity awards.

OTHER ELEMENTS OF COMPENSATION
Perquisites
We provide perquisites to our executives only when the Board or the Compensation Committee determines that such benefits are in the interests of Progressive and our shareholders. We own an aircraft that is used primarily for the CEO’s and other executive officer's business travel. At the request of the Board of Directors, Mrs. Griffith also uses the company aircraft for her personal travel and that of her spouse and children when they accompany her. Such personal use of the aircraft constitutes a perquisite and is provided to enhance the CEO and her family’s personal security and the confidentiality of their travel. During 2019, we incurred approximately $78,000 in incremental costs as a result of Mrs. Griffith's personal use of the aircraft. Such personal trips by the CEO also result in taxable income being imputed as required under IRS regulations, and she is responsible for paying the taxes on such income without further contribution or reimbursement from us. Other executives and guests may occasionally accompany the CEO on personal trips, at the CEO’s discretion.
Mrs. Griffith is also provided with a company-owned vehicle and a driver for business needs to facilitate transportation to and among our headquarters and many other local facilities, and to allow her to use that travel time for work purposes. To the extent that the CEO uses the company car for personal matters, she receives a perquisite.
See the “All Other Compensation” column of “Executive Compensation – Summary Compensation Table” and related footnote for additional information concerning perquisites.
Deferral Arrangements
NEOs and certain other senior level employees are given the opportunity to defer the receipt of annual cash incentive payments and annual equity awards under our Executive Deferred Compensation Plan (EDCP). This deferral mechanism allows the NEO to delay receipt of cash incentives or the vesting of equity awards that he or she has earned in full and otherwise would have received as of a specific date. The EDCP is made available to executives in order to keep our executive compensation program competitive and to allow executives to manage their receipt of compensation to better fit their life circumstances and to manage their tax obligations.
We do not contribute additional amounts to a participant’s deferral account, either in the year of deferral or in future years. We also do not guarantee a specific investment return to participants in the deferral plan.

Deferred amounts are deemed to be invested in specific investments selected by the participant, including an option to invest in Progressive common shares. Deferrals of currently outstanding equity awards are required to be invested in Progressive common shares throughout the deferral period. The value of each participant’s deferred account thus varies based on the participant’s investment choices and market factors; these deferred amounts are at risk and may decrease in value if Progressive common shares or the other investments selected by the participant do not perform well during the deferral period. Additional details concerning this plan, including the NEOs’ respective holdings in the plan, can be found under “Executive Compensation – Nonqualified Deferred Compensation.”
Retirement
We do not provide pension benefits or supplemental retirement benefits to our NEOs. NEOs are eligible to participate in our 401(k) plan on the same terms and conditions available to all other regular employees, subject to limitations under applicable law. Also, upon leaving the company, the NEO may receive a payout of unused vacation and personal time (which we call “earned time benefit”) and, where legally required, paid sick leave, subject to limitations applicable to all employees.
We do not provide other payments or benefits to executives related to retirement or eligibility for retirement other than with respect to equity awards. Our NEOs, along with all other equity award recipients, are eligible for “qualified retirement” treatment under our equity compensation plan. When an NEO reaches age 55 with at least 15 years of service (or, with respect to awards granted in 2017 and later, age 60 with at least 10 years of service) and having satisfied certain other requirements, the NEO:

•	vests with respect to 50% of his or her time-based restricted stock unit awards outstanding at the time he or she becomes eligible for a qualified retirement (for NEOs, 2019 and earlier awards);

•
generally vests, with respect to 2019 and earlier grants of time-based awards, 50% shortly after the grant of the award (the remaining 50% vests only if the NEO remains with the company for the required time period); and

•	retains rights to 50% (and in some cases 100%) of his or her outstanding performance-based awards, which remain at risk and will vest (if at all) only to the extent that the applicable performance criteria are achieved prior to expiration of the award.
For any unvested performance-based award, if the performance period ended prior to the NEO’s retirement, then similar to any other similarly-situated participant, they will retain 100% of the award for a period of time after departure.
As discussed in the preceding section, an executive who chose to participate in our deferral program may be entitled to receive post-employment distributions from the EDCP. See “Executive Compensation – Potential Payments Upon Termination or Change in Control – Other Termination Provisions Under Equity Plan.”
The qualified retirement provisions are intended to provide a benefit for long-tenured employees. Currently, all NEOs, except for Mr. Callahan, have satisfied the age and service requirements for a qualified retirement. Mr. Cody retired in January 2020. See "Executive Compensation – Option Exercises and Stock Vested" and "Executive Compensation – Potential Payments Upon Termination or Change in Control – Qualified Retirement Provisions Under Equity Plan" for further discussion. The terms of the 2020 time-based restricted equity awards provide different retirement benefits than those described above. See "– Elements of Compensation - 2019 Decisions and Awards – Significant Changes for 2020."
Severance and Change-in-Control Arrangements
Severance and change-in-control arrangements are intended to provide compensation and a fair financial transition for eligible employees (including the NEOs) when an adverse change in their employment situation is required due to company needs or upon the occurrence of certain unexpected corporate events, and to recognize past contributions by those executives, who are typically long-tenured employees. These arrangements allow the executive to focus on the company's performance, and not his or her personal financial situation, in the face of uncertain or difficult times or events beyond his or her control. Each of these programs is discussed in more detail under “Executive Compensation – Potential Payments Upon Termination or Change in Control.”
Severance. Our executive separation allowance plan provides executives with well-defined financial payments if the executive’s employment is terminated for any reason other than resignation (including retirement), death, disability, leave of absence, or discharge for cause, if certain conditions are satisfied. For our NEOs, the severance payment would equal three times the executive’s salary only (i.e., excluding cash incentives and equity awards) at the time of termination, plus medical, dental, and vision benefits for up to 18 months at regular employee costs, and outplacement services following termination. These benefits are payable to the NEOs upon any qualifying separation from the company, whether in a change-in-control situation or otherwise.
In addition, if a change in control occurs and an NEO terminates his or her employment within 24 months following the change in control for “good reason,” then they will be entitled to receive the same severance benefits described above as though they had been terminated by the company.
We believe that this level of severance payment (a maximum of three times the NEO's salary) is reasonable based on available market data. The severance payments do not take into account or include the value of cash incentives or equity-based awards in determining the executive’s severance payment, which substantially limits the amount of the severance payment when compared with severance plans offered by many other companies. In addition, an executive who qualifies for a severance payment under this plan does not receive accelerated vesting of equity awards (although those awards may vest (or partially vest) separately under our equity incentive plans if the executive is eligible for a qualified retirement, discussed above, or in a change-in-control scenario, as discussed immediately below). Finally, the executive will receive no tax “gross-up” payment to compensate him or her for any taxes which he or she may be required to pay in connection with a severance payment. Management and the Committee accordingly believe that the severance rights provide the NEOs with a fair, but not excessive, financial transition when an executive is asked to leave the company.
The dollar values of benefits that would be payable to NEOs upon a qualifying termination under our severance plan are summarized under “Executive Compensation – Potential Payments Upon Termination or Change in Control.”
Change-in-Control Benefits Under Equity Plan. The provisions of the 2015 Equity Incentive Plan are summarized below. Additional details regarding these provisions can be found under "Executive Compensation – Potential Payments Upon Termination or Change in Control – Change-in-Control Provisions Under Equity Plan."
The 2015 Plan has a "double-trigger" change-in-control provision. Unless the Committee determines otherwise at the time of grant of an award, no acceleration or payment will occur with respect to any outstanding award upon a change in control if the outstanding award is honored, assumed, or replaced with a new right that complies with the requirements of the change-in-control provisions in the 2015 Plan, including providing substantially identical terms and substantially equivalent economic terms. Any honored, assumed, or replacement award will be subject to accelerated vesting after the change in control if, within 24 months after the change in control, the individual is terminated by the surviving entity or the individual terminates employment for good reason. If vesting is accelerated, performance-based awards will be considered to be earned at the higher of target (if applicable) or a multiple based on the level of achievement through the termination date, if determinable.
If the awards are not honored, assumed, or replaced, as described above, they will vest immediately prior to the change in control and each restricted stock unit award will be cancelled in exchange for an amount equal to the fair market value of the common shares covered by the award, with any performance-based awards deemed to have been earned in full at the higher of target or a multiple of target based on the level of achievement through the date of the change in control, if determinable.
Death If an NEO dies after becoming eligible for a qualified retirement, their death is treated as a qualified retirement. If an NEO dies before becoming eligible for a qualified retirement, they receive limited benefits under outstanding equity awards. See "Executive Compensation – Potential Payments Upon Termination or Change in Control."
Health and Welfare Benefits
NEOs are also eligible to participate in our health and welfare plans, including medical and dental benefits, a 401(k) savings plan (with matching contributions by the company up to a specified annual limit), and a limited life insurance benefit (with the ability to purchase additional coverage without company contribution), among other benefits. These plans are available on the same basis to all of our regular employees who satisfy minimum eligibility requirements.
PROCEDURES AND POLICIES
Annual Compensation Committee Decisions
The Compensation Committee makes all final determinations regarding executive officer compensation, including salary and equity and non-
equity incentive compensation targets and performance goals. Committee decisions on executive compensation for 2019 were made in the first quarter of 2019 after considering each executive’s role and responsibilities, performance evaluations, their tenure and experience in their current role, their future potential, our business needs, recommendations presented by management, compensation data from comparable companies obtained from management's compensation consultant and other third parties, and analyses performed by our compensation department and/or consultants. Our CEO participates in certain Committee meetings to discuss significant compensation issues with the Committee or to provide recommendations to the Committee regarding the compensation of other executive officers. The Committee’s executive compensation decisions thus represent the culmination of extensive analysis and discussion between the Committee and management, including our CEO, our Chief Human Resource Officer, and members of our compensation and law departments. The Committee routinely reports to the full Board of Directors on compensation matters, generally after each regularly scheduled Committee meeting.
The Committee delegates to management the day-to-day implementation of compensation programs for employees below the level of executive management, subject to the terms of plans approved by the Committee or the Board. Generally, however, we seek to offer a consistent compensation program across our company, and as a result, determinations made by the Committee on executive compensation, such as performance goals under our Gainsharing program, generally apply to other employees as well.
The Committee has the authority under its charter to hire its own compensation consultants and legal advisors, at our expense. During 2019, the Committee did not retain the services of a compensation consultant.
Compensation Comparisons
Our executive compensation program is market-based and is designed to be competitive with other compensation opportunities available to executives. However, compensation comparisons alone do not drive the Committee’s decisions, which result from a number of factors described above that can be different for individual executives, can vary from year-to-year, and include a number of qualitative and quantitative judgments. Compensation comparisons are one factor in this analysis.
For annual compensation decisions made in February 2019, executive compensation survey data and statistical analyses that we used for our Chief Executive Officer and our Chief Financial Officer were provided by management’s compensation consultant, Pearl Meyer & Partners, as follows:

•	Proxy statement data for 13 publicly held insurance companies;

•	Survey data published by Willis Towers Watson and Aon Hewitt of companies with revenue around $32 billion; and

•	Proxy statement data for 36 public companies within close proximity to Progressive on the Fortune 500 list.

The first category included publicly held insurance companies, which represent potential competitors for our executive talent. We included companies with comparable total revenues, rather than total assets, due to significant asset size differences between insurance companies writing different types of insurance products. The companies in this category are listed below in descending order according to total revenue for 2018.
MetLife, Inc.
Prudential Financial, Inc.
The Allstate Corporation
Chubb Limited
The Progressive Corporation
The Travelers Companies, Inc.
Aflac Incorporated
The Hartford Financial Services Group, Inc.
Lincoln National Corporation
Principal Financial Group, Inc.
Unum Group
CNA Financial Corporation
Genworth Financial, Inc.
Assurant, Inc.
The remaining two categories included a large number of companies from many industries. Similar to the Fortune 500 approach, we segment survey data based on company revenues and not total assets, given significant differences in asset requirements across various industries. Further, we do not generally recruit senior management level talent from other insurance companies, and our executives have employment opportunities with companies doing business in a variety of industries. As a result, we view the broad range of companies to be an appropriate reflection of the marketplace for the services of our executives.
With respect to the other NEOs, we use published survey data because proxy statement data is not as readily available for these positions. For our Personal Lines President, we use survey data published by Willis Towers Watson and Aon Hewitt which included public companies with the revenue scope of $27.0 billion. The comparison data for our Chief Investment Officer was obtained from survey data published by McLagan, which included comparisons to chief investment officers at other insurance companies. For our Commercial Lines President, we use survey data published by Willis Towers Watson and Aon Hewitt which included public companies with a revenue scope of $3.5 billion.
In evaluating the data from these groups, we do not focus on the identity of any individual company, but are interested in the aggregate data and the range of pay. All compensation comparisons referred to in this report are based on the data for these comparison groups. The comparisons were provided to the

Compensation Committee in late 2018 and early 2019, at the time that the Committee was considering 2019 compensation decisions for the NEOs.
Use of "Tally Sheets”
When the Compensation Committee is considering annual compensation decisions for the NEOs, the Committee is provided with information showing, for each NEO, the total target compensation (salary, annual cash incentive potential, and equity-based award values) proposed to be awarded to such executive for the upcoming year. These tally sheets are used by the Committee to review each NEO's current compensation level and to enable meaningful comparisons to the compensation paid to similar executives at comparable companies. This is one way that the Committee monitors and assesses the reasonableness of its annual compensation decisions for each NEO.
In addition, at least annually, the Committee reviews summaries of the payments that would be made to each NEO upon the occurrence of various events, such as termination, retirement, or a change in control. These tally sheets allow the Committee to see all of the potential payouts that the NEO can receive in addition to annual compensation awards. Such payouts may arise from a number of sources, depending on the event triggering the payments, including: the executive’s prior service and earnings (such as distributions from deferral accounts); payments triggered by an employment termination (severance); or an acceleration of a vesting event that otherwise would not have occurred, if at all, until a future date (for example, vesting of equity-based awards upon achieving eligibility for a “qualifying retirement” or a “change in control”). The Committee thus is able to understand and monitor the amount of such potential payouts in each scenario, and to distinguish the source of individual components of such payouts.
To the extent that these payments arise from an NEO's prior earnings (such as distributions from deferral accounts), the Committee generally does not factor those payments into compensation decisions, since those amounts were previously earned in full by the executive, the value of the account has increased or decreased over time based on their investment elections, and we have made no subsequent contributions to increase the value of these accounts. To the extent that these payments arise from performance measures established in prior years, the Committee generally does not view such payments negatively either, since the amount and timing is dependent on whether and when the company achieves the stated performance goals and the executive’s services that helped lead to the achievements. Potential severance payments and acceleration events, on the other hand, are monitored by the Committee to ensure that they are reasonable and appropriate in the applicable scenarios.
Internal Pay Equity; Wealth Accumulation
We do not use “internal pay equity” or “wealth accumulation” analyses to limit compensation paid to the CEO or other NEOs. Such systems typically put a ceiling on part or all of an executive’s compensation based on considerations such as the amount of compensation paid to another executive or employee or the value of awards previously made to the executive in question. Management and the Committee believe that these types of limitations are not an appropriate way to make compensation decisions for our executives and would be contrary to the interests of the company and our shareholders. Instead, our focus is to make appropriate executive compensation decisions annually, so that executives are paid at competitive levels with a significant “at- risk,” performance-based component that is commensurate with the executive’s responsibilities.
No Tax “Gross-Up” Payments
We do not provide tax gross-up payments in connection with an executive officer’s compensation, severance, change-in-control payments, perquisites, or other benefits provided by us. Minor exceptions to this rule may arise under terms that apply to all of our employees; for example, any employee, including an executive officer, who receives taxable benefits from us under our relocation program is entitled to receive payments to defray the related tax obligation.
Effect of Any Future Financial Restatement; Recoupment
The current terms of our cash incentive programs and performance-based equity awards allow us to recoup payments and vested awards from NEOs if the applicable operating or financial results triggering such payment or the vesting of such award are later restated, to the extent that such incentive payments or awards would not have been paid out based on the revised operating or financial results. For additional information concerning these recoupment or “clawback” rights, including limitations on those rights, see “Executive Compensation – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”
Equity Ownership Guidelines for Executives
Within five years after becoming our CEO and at all times while serving as CEO thereafter, the CEO must acquire and hold Progressive common shares (or equivalent vested interests, such as shares held on their behalf in our 401(k) plan or equivalent units held in our executive deferred compensation plan, but excluding unvested restricted stock units) with a minimum value of six times the CEO's salary. Executive officers who report directly to the CEO are expected to hold meaningful amounts of Progressive equity at levels that their respective compensation and financial circumstances permit. To support this goal, each of these executive’s annual compensation is heavily weighted towards equity compensation. As a result, within three years of becoming an executive officer, each of these executives is expected to hold restricted or unrestricted equity with a value of at least three times his or her salary. Management and the Committee believe that equity holdings under these guidelines, as well as additional, voluntary holdings by executive officers in our equity, 401(k), and deferral plans, or in their personal accounts, appropriately ensure that the interests of management will be aligned with those of our shareholders. As of January 31, 2020, Mrs. Griffith and each of the other NEOs satisfied the applicable guideline.
Prohibitions on Derivatives and Hedging Transactions
Under our insider trading policy, our executive officers and directors are prohibited from making any "short sales" of our common shares and from purchasing, selling, or writing exchange-traded or over-the-counter options (including puts and calls) on our common shares. Our executive officers and directors are also prohibited from entering into any transaction in derivatives or other instruments that are based on or relate to our common shares or any other Progressive security and from buying, selling, or trading any financial instrument (such as a variable forward contract, equity swap, credit default swap, collar, or exchange fund), or initiating or participating in any other transaction that is designed or intended to hedge against, or profit from, a decrease in the market value of our common shares or any other Progressive security.
Prohibition on Pledges
Our executive officers and directors are prohibited from pledging their Progressive common shares as collateral for any loan, including a margin loan. We are not aware of any pledge of Progressive common shares by a director or executive officer.
Timing of Annual Equity Awards
We expect that, consistent with our actions in recent years, annual equity awards will be made in March of each year, unless a legal or plan requirement causes us to adopt a change for a specific year. March is considered appropriate for annual awards because it follows shortly after annual performance evaluations and salary adjustments for executives and other equity eligible employees, thus providing an administratively convenient time to calculate the awards and communicate them to the recipients. In addition, the timing in mid-March follows the publication of our annual report for the prior year and, typically, the publication of our financial results for the first two months of the year, ensuring that up-to-date public information concerning the company is available in the marketplace at that time. Historically, interim awards generally have been made to an executive officer at the time of his or her appointment to or promotion within the executive team or in a few instances when the Committee deemed a special award to be appropriate; any such interim or special award to an executive officer would require the approval of the Compensation Committee.
RELATED CONSIDERATIONS
Section 162(m) of the Internal Revenue Code
Section 162(m) of the Internal Revenue Code limits to $1 million per year (the “deduction limit”) the deduction allowed for federal income tax purposes for compensation paid to "covered employees." "Covered employees" includes the chief executive officer, the chief financial officer, and the three other most highly compensated executives, and any individual who meets the definition of "covered employee" in 2018 or any later tax year. Each of the NEOs is now a covered employee and Progressive will not be able to deduct any compensation paid to them for any taxable year in excess of $1 million unless the compensation qualifies for "grandfathered treatment" as described below.
In 2019, compensation that did not qualify for grandfathered treatment (described below) exceeded the deduction limit by $32.7 million, including $25.7 million related to Mrs. Griffith’s compensation.  As a result of the deduction limit, we will pay an additional $6.9 million in federal taxes with respect to 2019, of which $5.4 million relates to Mrs. Griffith’s compensation.

For 2017 and prior years, the deduction limit did not apply to compensation paid under a plan that met certain requirements for "performance-based compensation." For 2018 and later tax years, there is not an exception for "performance-based compensation" other than compensation that satisfies the definition and that is paid under a written binding contract in effect as of November 2, 2017. During 2019 the IRS issued guidance and draft regulations related to performance-based equity awards granted in 2017 and prior years. We continue to believe our performance-based awards granted during and before 2017 qualify for this "grandfathered" treatment and that the deduction limit will not apply to compensation earned under these awards.
The Committee does not currently intend to discontinue or change any component of the compensation program that has a potential negative impact under Section 162(m), since it believes that the overall program is appropriate and in the interests of shareholders.
Section 409A of the Internal Revenue Code
Section 409A of the Internal Revenue Code sets forth requirements for non-qualified deferred compensation arrangements. These requirements apply to deferrals of compensation earned or vested after 2004. If deferrals do not comply with the requirements, the amount deferred is immediately included in the individual’s taxable income, and the individual is subject to an additional 20% tax plus interest, even if the actual payment of value to the individual might be delayed for years under the applicable plan or award. We seek to draft our compensation plans in a manner that provides an exemption from Section 409A or complies with Section 409A requirements.

COMPENSATION COMMITTEE REPORT
The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Progressive filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Progressive specifically incorporates this Report by reference therein.
The Compensation Committee of the Board of Directors of The Progressive Corporation (“Progressive”) has reviewed and discussed with Progressive’s management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Progressive’s Proxy Statement for 2020, and incorporated by reference into Progressive’s Annual Report on Form 10-K for the year ended December 31, 2019.

COMPENSATION COMMITTEE
        Roger N. Farah, Chair
                         Philip Bleser
                               Pamela J. Craig
                                   Barbara R. Snyder

COMPENSATION PROGRAMS AND RISK MANAGEMENT
We believe that our compensation plans and incentives are designed so that employees are not encouraged to take inappropriate risks. We also believe our compensation plans include appropriate risk control mechanisms, along with the applicable profit margin, growth, or other performance goals. The criteria used to calculate annual cash incentive payments under our Gainsharing program, as well as the goals under most of our performance-based equity awards that measure insurance results, reward the achievement of challenging growth goals, but only if our profitability is within specified levels. Under our Gainsharing program, moreover, these performance measures are applied on a companywide basis, ensuring that all of our employees are motivated to pursue the same strategic goals.
The PCM Incentive Plan provides an annual cash incentive program for our investment professionals, including our Chief Investment Officer, who actively manage our fixed-income portfolio. The primary constraints on the risks inherent in our fixed-income portfolio are our internal investment guidelines relating to credit quality, duration, issuer concentration, and other parameters, which are approved by the Board’s Investment and Capital Committee. Within this framework, our incentive plan compares the total return of our fixed-income portfolio against the results achieved by comparable firms in an investment benchmark for the current year and over the trailing three-year period to determine an indicated performance score. The Compensation Committee, in its discretion, can accept the indicated performance factor, or increase or decrease it, based on its evaluation of our fixed-income investment performance for the year; annual incentive payments for our investment professionals are then adjusted accordingly. We believe that this combination of investment guidelines and one- and three-year performance comparisons, with an overlay of Compensation Committee discretion to monitor performance and cash incentive results, appropriately addresses the risks attendant to the work of our investment professionals. We also award performance-based equity awards tied to the relative performance of our fixed-income portfolio to our CEO, CFO, Chief Investment Officer, and select portfolio managers. Under these awards, our portfolio’s three-year performance is evaluated against the total returns of comparable firms over the same periods, similar to the annual cash incentive plan for our investment professionals described above. Maximum payout under these awards occurs at performance at the 75th percentile of comparable firms to mitigate any incentive to increase investment risks to a level that would exceed the company’s overall risk tolerance. We believe that the focus on the three-year results, along with the investment constraints mentioned above and the use of the 75th percentile as the maximum payout measure, provides appropriate incentives for these executives without creating inappropriate risks.
In addition, our current cash incentive programs and performance-based equity awards allow us to recoup payments and vested awards from executive officers, if the applicable operating or financial results triggering payments or vesting of the award are later restated, to the extent that such cash incentives or awards would not have been paid out based on the revised operating or financial results. For additional information concerning these recoupment or “clawback” rights and the limitation thereon, see “Executive Compensation – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”
Based on these considerations, among others, we do not believe that our compensation policies and practices create risks that are likely to have a material adverse effect on the company.

EXECUTIVE COMPENSATION
The following information sets forth compensation of our named executive officers (NEOs) for 2019: our Chief Executive Officer (CEO); our Chief Financial Officer (CFO); and our three other most highly compensated executive officers.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards[1] ($)	Non-Equity Incentive Plan Compensation[2] ($)	All Other Compensation[3] ($)	Total ($)
Susan Patricia Griffith	2019	$888,461	$9,000,104	$4,047,253	$105,454	$14,041,272
President and Chief Executive Officer	2018	791,346	11,000,133	2,267,207	114,239	14,172,925
	2017	721,154	6,525,051	1,936,298	91,936	9,274,439
John P. Sauerland	2019	622,115	2,187,622	1,746,713	12,000	4,568,450
Vice President and Chief Financial Officer	2018	597,115	5,100,092	1,425,613	12,000	7,134,820
	2017	571,154	1,840,065	1,277,957	12,000	3,701,176
Patrick K. Callahan	2019	491,346	1,375,087	1,351,399	12,000	3,229,832
Personal Lines President	2018	418,654	935,031	799,629	12,000	2,165,314
	2017	364,615	777,050	652,661	12,350	1,806,676
William M. Cody	2019	507,692	1,147,545	1,044,577	18,989	2,718,803
Chief Investment Officer	2018	488,846	1,102,590	1,200,118	12,000	2,803,554
	2017	477,692	1,080,068	1,144,073	12,000	2,713,833
John A. Barbagallo	2019	503,269	1,136,325	961,244	12,000	2,612,838
Commercial Lines President	2018	488,269	1,078,081	932,595	12,000	2,510,945
	2017	473,462	1,045,076	847,496	12,000	2,378,034
1 Represents grant date fair value of restricted stock unit awards for each year. Grant date fair value is measured using the closing price of our common stock on the date of grant. With regard to performance-based awards, the grant date fair value represents the target value; however, the ultimate value to the NEO can be higher or lower depending on performance. See "– Outstanding Equity Awards at Fiscal Year-End" for further discussion. The following table represents the value of performance-based awards at grant date assuming the maximum level of performance were to be achieved.

Name	Grant Year	Grant Date Fair Value (Maximum Performance)
Susan Patricia Griffith	2019	$15,300,126
	2018	13,600,189
	2017	10,512,583
John P. Sauerland	2019	3,843,875
	2018	3,690,058
	2017	3,105,085
Patrick K. Callahan	2019	2,187,622
	2018	1,275,014
	2017	1,017,566
William M. Cody	2019	1,402,555
	2018	1,347,586
	2017	1,320,101
John A. Barbagallo	2019	1,578,148
	2018	1,470,069
	2017	1,425,095
For the terms of awards granted in 2019, see “– Grants of Plan-Based Awards” and “– Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table" below. Also, see “Compensation Discussion and Analysis,” as well as Note 9 – Employee Benefit Plans in our 2019 Annual Report to Shareholders, which is included as an appendix to this Proxy Statement, for further discussion of the restricted stock unit awards and our recognition of expense relating to such awards.

2 For 2019, amounts were earned exclusively under The Progressive Corporation 2019 Gainsharing Plan for all NEOs except Mr. Cody. Mr. Cody also earned amounts under the 2019 Progressive Capital Management Annual Incentive Plan ("PCM Plan"). Non-equity incentive plan compensation earned by these executives with respect to 2019 was paid (if not deferred by the NEO) in early 2020. Amounts reported include, if applicable, compensation that was deferred under our Executive Deferred Compensation Plan (EDCP). Further discussion of these plans is included in “Compensation Discussion and Analysis,” “– Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” and “– Nonqualified Deferred Compensation.”

3 All Other Compensation for 2019 is comprised of the following:

Name	401(k) Employer Contributions[a]	Perquisites[b]	Other[c]
Susan Patricia Griffith	$12,000	$93,454	—
John P. Sauerland	12,000	—	—
Patrick K. Callahan	12,000	—	—
William M. Cody	8,989	—	$10,000
John A. Barbagallo	12,000	—	—
a This personal benefit represents employer matching contributions made during 2019 under our 401(k) plan. Amounts contributed are based on level of employee contribution, with a maximum annual employer contribution of $12,000.
b Includes $78,247 in incremental costs for Mrs. Griffith’s personal use of our company airplane. We calculate incremental costs to include the cost of fuel and oil per flight; trip-related inspections, repairs, and maintenance; crew travel expenses; on-board catering; trip-related flight planning services; landing, parking, and hangar fees; supplies; passenger ground transportation; and other variable costs. Since the airplane is used primarily for business travel, we do not include the fixed costs that do not change based on personal usage, such as pilots’ salaries, the depreciation of the airplane, and the cost of maintenance not related to personal trips. In addition, the perquisite amount includes $15,207 in incremental costs attributable to the personal use of a company-owned vehicle by Mrs. Griffith, which is primarily used for commuting to and from work. For more information, see “Compensation Discussion and Analysis - Other Elements of Compensation - Perquisites.”
c During 2019, The Progressive Insurance Foundation made a donation of $10,000 in honor of Mr. Cody's retirement as Chief Investment Officer to a charity of his choosing.

GRANTS OF PLAN-BASED AWARDS
The following table summarizes annual cash awards (non-equity incentive plan awards) and equity incentive awards that were eligible to be earned by our NEOs with respect to 2019. Each restricted stock unit is equivalent in value to one common share.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards						Grant Date Fair Value of Equity Awards[2]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Susan Patricia Griffith	NA	0	$2,118,981	$4,237,962
	3/14/2019						37,058	[3]			$2,700,046
	3/14/2019				0	[4]	86,468	[4]	209,994	[4]	6,300,058
John P. Sauerland	NA	0	914,510	1,829,020
	3/14/2019						8,579	[3]			625,066
	3/14/2019				0	[4]	21,446	[4]	52,757	[4]	1,562,556
Patrick K. Callahan	NA	0	707,539	1,415,078
	3/14/2019						6,863	[3]			500,038
	3/14/2019				0	[4]	12,010	[4]	30,025	[4]	875,049
William M. Cody	NA	0	634,615	1,269,230
	3/14/2019						7,000	[3]			510,020
	3/14/2019				0	[4]	8,750	[4]	19,250	[4]	637,525
John A. Barbagallo	NA	0	503,269	1,006,538
	3/14/2019						6,932	[3]			505,066
	3/14/2019				0	[4]	8,664	[4]	21,660	[4]	631,259
NA=Not Applicable

[1]
The amount of non-equity incentive plan compensation earned by the NEOs with respect to 2019 is included in the “– Summary Compensation Table.” Further description of both the non-equity and equity incentive plan awards is provided in “Compensation Discussion and Analysis” and in the "– Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table" below.

[2]
Awards were granted under the 2015 Equity Incentive Plan (the "2015 Plan") and are valued at the closing price of our common shares on the date of grant, which was $72.86 for March 14, 2019. The target amount of performance-based restricted stock unit awards granted is used to determine grant date fair value.

[3]	Represents the number of shares covered by time-based restricted stock unit awards.

[4]
Represents the number of shares covered by performance-based restricted stock unit awards. Except as otherwise noted in this footnote 4, these awards measure growth of our vehicle insurance businesses and homeowners business against each respective market's growth and will vest from 0-250% of the target award, only if and when pre-established performance goals are attained.

As part of their annual grant awards, Mrs. Griffith received 12,353 units, Mr. Sauerland received 1,716 units, and Mr. Cody received 5,250 units in the form of performance-based awards that measure the performance of our fixed-income portfolio returns against a benchmark peer group. These awards can vest from 0-200% of the target award only if and when pre-established performance goals are attained.

NARRATIVE DISCLOSURE TO SUMMARY
COMPENSATION TABLE AND GRANTS OF
PLAN-BASED AWARDS TABLE
Salary. For 2019, salary comprised approximately 6% of total compensation for Mrs. Griffith, 14% for Mr. Sauerland, 15% for Mr. Callahan, and 19% for both Mr. Cody and Mr. Barbagallo. See "Compensation Discussion and Analysis – Elements of Compensation – 2019 Decisions and Awards – Salaries" above for more information.
Non-Equity Incentive Compensation. Non-equity incentive compensation for the NEOs with respect to 2019 was available under the 2019 Gainsharing Plan (Gainsharing Plan); Mr. Cody also participated in the 2019 Progressive Capital Management Annual Incentive Plan ("PCM Plan"). Amounts earned under these plans are included as Non-Equity Incentive Plan Compensation in the "– Summary Compensation Table."
Under the Gainsharing Plan, the Gainshare Factor was determined for all NEOs after the end of the year based on our actual operating performance for that year, when compared to objective criteria previously established by the Compensation Committee in the first quarter of the year. The executive’s incentive payment would equal the target Gainsharing amount if the applicable Gainshare Factor equaled a 1.0 for the year. Each executive had to be employed on November 30th of 2019 to receive an incentive payment for the year. Annual incentive payments were made in February of 2020, after the appropriate approvals and certifications were received from the Compensation Committee.
The Gainshare Factor for the core business for 2019 was calculated by reference to separate “Gainsharing matrices” established by the Committee in the first quarter of the year for each business unit. Each matrix assigned a performance score between 0.0 and 2.0 to various combinations of growth and profitability for the applicable business unit. In 2019, the final Gainshare Factor determined according to these criteria was 1.91. For more information about the target percentages for the NEOs and the calculation of the Gainshare Factor, see "Compensation Discussion and Analysis – Elements of Compensation – 2019 Decisions and Awards – Annual Cash Incentive Payments."
In addition to his Gainsharing payment earned under the Gainsharing Plan for 2019, Mr. Cody was eligible to earn a separate incentive payment under our PCM Plan. Under the PCM Plan, we determined the performance of our fixed-income portfolio, which is actively managed by our investment group, for 2019 and over the trailing three-year period, compared to the returns achieved by a benchmark group of comparable firms for the same time periods.
For 2019, we computed an indicated performance score of 1.47 under the plan for the year, which was communicated to the Compensation Committee. The Committee decided to pay the 2019 annual incentives under the PCM Plan using a 1.47 performance factor, consistent with the calculated score. See "Compensation Discussion and Analysis – Elements of Compensation – 2019 Decisions and Awards – Annual Cash Incentive Payments" above for more information.
Under the Gainsharing Plan and the PCM Plan, incentive payments made to the NEOs are subject to recoupment by Progressive if operating or financial results that are used in the payment calculation are later restated. If an NEO engages in fraud or other misconduct leading to the restatement, we can require him or her to repay the entire incentive payment for the year(s) in question, plus interest and the costs of collection, and there is no time limit on our ability to recover these amounts other than limits imposed by law. In addition, we would have the right to require repayment of any excess incentive payment resulting from the calculation from an NEO who did not engage in misconduct, but nonetheless received an incentive payment that was artificially high due to the use of incorrect financial results, but only if the restatement occurs within three years after payment. Further, the incentive payments will be subject to recoupment to the extent required by the rules of the SEC, NYSE, or any policy we adopt to comply with those rules.
Equity Incentive Plan Awards. In 2019, all of the equity incentive awards were granted pursuant to our 2015 Plan. We granted both time-based and performance-based restricted stock unit awards to each of the NEOs.
Restricted stock units entitle the holder to receive, upon the satisfaction of all requirements for vesting and the lapse of any other restrictions, one Progressive common share in exchange for each unit vesting. Units do not have voting rights, but are entitled to dividend equivalent payments at the same rate and time dividends are paid to holders of our common shares; those dividend equivalent payments are reinvested into additional restricted stock units, which will vest only if, when, and to the extent that the underlying restricted stock unit vests.
During March 2019, each of the NEOs received a time-based restricted stock unit award. These time-

based awards are scheduled to vest in equal installments on January 1, 2022, 2023, and 2024, provided that the executive continues to satisfy the vesting requirements at that time. For each of these officers, 50% of their time-based award vests earlier once they have satisfied the age and years of service requirements for a "qualified retirement," as discussed below in more detail under “– Potential Payments Upon Termination or Change in Control – Qualified Retirement Provisions Under Equity Plan.”
We also granted annual performance-based restricted stock units to the NEOs in March 2019. All of the NEOs received a performance-based restricted stock unit award tied to the operating performance of our vehicle and homeowners businesses. Mrs. Griffith, Mr. Sauerland, and Mr. Cody also received an award tied to the performance of our fixed-income investment portfolio, as further described below.
For the performance-based restricted stock unit awards tied to the operating performance of our insurance businesses, the awards have a performance goal that compares our growth to industry growth over the performance period (2019 through 2021) and includes a combined ratio requirement. For the performance-based restricted stock unit awards tied to the performance of our fixed-income portfolio, the awards have a performance goal that measures the return of our fixed-income portfolio, which is actively managed by our investment professionals, over a three-year period (2019 through 2021), against the returns of a set of comparable investment firms.
The performance-based restricted stock unit awards are subject to provisions that permit the NEOs to retain a higher percentage of their awards (compared to other award recipients) if they retire after having satisfied qualified retirement provisions and providing advanced notice. See “– Potential Payments Upon Termination or Change in Control” below for further discussion of these plan provisions.

All restricted stock unit awards granted during 2019 were made subject to potentially accelerated vesting pursuant to the “change in control” provisions in the 2015 Plan. See “– Potential Payments Upon Termination or Change in Control” below for further discussion of these plan provisions.
The performance-based restricted stock unit awards granted in 2019 are subject to recoupment by Progressive in the event of a financial restatement of the operating or financial results that caused those performance-based shares to vest, in certain circumstances. An NEO who engages in fraud or other misconduct leading to the restatement would be required to repay all such shares or an equivalent dollar amount, at our election, plus interest and the costs of collection, and there would be no time limit on our ability to recover those amounts other than limits imposed by law. In addition, we would have the right to require repayment from an NEO who does not engage in fraud or other misconduct, but nonetheless has his or her shares vest due to the use of incorrect financial results, but only to the extent the incorrect results caused a vesting, without interest and only if the restatement occurs within three years after the vesting date. Further, the awards will be subject to recoupment to the extent required by the SEC, NYSE, or any policy we adopt to comply with those rules.
For more information regarding equity awards, see "Compensation Discussion and Analysis – Elements of Compensation – 2019 Decisions and Awards." More information about our compensation strategy and plans can be found in “Compensation Discussion and Analysis.”

OPTION EXERCISES AND STOCK VESTED
The following table summarizes the vesting of restricted stock unit awards during 2019.

	Restricted Stock Awards
	Number of Shares Acquired on Vesting[1]	Value Realized on Vesting
Name	(#)	($)
Susan Patricia Griffith	370,349	$28,751,478
John P. Sauerland	130,646	10,085,847
Patrick K. Callahan	35,132	2,658,334
William M. Cody	52,224	3,826,083
John A. Barbagallo	55,853	4,327,026
1 The following table summarizes the number of time-based and/or performance-based restricted stock units, including dividend equivalent units, if applicable, that vested on various dates during the year. In addition to the annual vesting of time-based awards on January 1, 2019, applicable time-based awards vested pursuant to our qualified retirement provision of our equity plans (May 1, 2019, July 1, 2019, and October 1, 2019), as discussed below. Our performance-based restricted stock unit awards vested either when the Compensation Committee certified that the performance criteria were achieved for the awards based on investment performance (February 19, 2019) or when the Compensation Committee certified that the company's growth exceeded industry growth and achieved a pre-determined profit target for awards based on market performance (July 17, 2019).

	Vesting Date	1/1/2019	2/19/2019	5/1/2019	7/1/2019	7/17/2019	10/1/2019
	Value at Vesting	$59.26	$71.61	$77.69	$80.94	$81.04	$76.79
	Type	TB	PB	TB	TB	PB	TB
Name	Performance Factor	NA	2.00	NA	NA	2.50	NA
Susan Patricia Griffith		30,886	22,710	—	—	228,575	88,178
John P. Sauerland		19,933	6,884	—	26,178	77,651	—
Patrick K. Callahan		8,666	—	—	—	26,466	—
William M. Cody		8,655	21,828	3,505	—	18,236	—
John A. Barbagallo		8,616	—	3,471	—	43,766	—
NA= Not applicable for time-based awards
TB= Time-based
PB= Performance-based

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table summarizes the unvested restricted equity awards outstanding under our 2010 Equity Incentive Plan and 2015 Plan. The value of the equity awards is calculated using $72.39 per share, the closing price of Progressive common shares on the last business day of 2019.

	Stock or Unit Awards[1]
Name	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)
Susan Patricia Griffith	134,740	[2]	$9,753,837
	706,152	[3]	51,118,372
John P. Sauerland	72,689	[2]	5,261,923
	195,684	[3]	14,165,599
Patrick K. Callahan	34,230	[2]	2,477,927
	78,589	[3]	5,689,053
William M. Cody	21,903	[2]	1,585,525
	71,726	[3]	5,192,216
John A. Barbagallo	21,802	[2]	1,578,282
	84,261	[3]	6,099,647

[1]	Amounts include restricted stock unit awards and related dividend equivalents, which are rounded to a whole unit.

[2]	Represents time-based restricted stock unit awards. Following are the applicable vesting dates for those awards:

Name	1/1/20	1/1/21	1/1/22	1/1/23	1/1/24
Susan Patricia Griffith	21,669	40,404	38,025	28,442	6,200
John P. Sauerland	8,920	22,586	21,141	18,607	1,435
Patrick K. Callahan	10,103	9,189	7,951	4,691	2,296
William M. Cody	7,584	5,930	4,666	2,552	1,171
John A. Barbagallo	7,561	5,908	4,633	2,540	1,160

[3]
The following table presents, as of December 31, 2019, the number of unvested performance-based restricted stock units, including reinvested dividend units, for each of the NEOs, by year of grant. The number of units shown reflects either the target amount of units, or the maximum number of units for each individual award that comprises the total that can vest, depending on the company’s expectations, as described in the applicable note below.

Name	2017	2018	2019
Susan Patricia Griffith	277,905	229,837	198,410
John P. Sauerland	82,084	62,360	51,240
Patrick K. Callahan	26,900	21,547	30,142
William M. Cody	34,897	22,774	14,055
John A. Barbagallo	37,673	24,844	21,744

Following are the performance criteria that must be achieved to enable the performance-based restricted stock unit awards to vest for the year of grant indicated (CR = Combined Ratio). Pursuant to applicable regulations, expectations above the minimum threshold level, but at or below target, are shown at target and expectations of vesting above the target level are shown at the maximum potential vesting.

Type	Measurement Period	Vesting Range	CR	Growth Rate Over Base	Reported Value	Expiration Date
Performance versus Market[a]
2017	1/1/17-12/31/19	0-250%	96	0-3.5%	Max	1/31/2022
2018	1/1/18-12/31/20	0-250%	96	varies	Max	1/31/2023
2019	1/1/19-12/31/21	0-250%	96	varies	Max	1/31/2024
Investment[b]
2017[c]	1/1/17-12/31/19	0-200%	NA	NA	Max	3/15/2020
2018	1/1/18-12/31/20	0-200%	NA	NA	Max	3/15/2021
2019	1/1/19-12/31/21	0-200%	NA	NA	Target	3/15/2022
NA=Not Applicable
a The vesting provisions for the 2019 awards are discussed in "Compensation Discussion and Analysis – Elements of Compensation – 2019 Decisions and Awards – Equity Awards," and the vesting provisions for the 2018 awards have the same structure. The 2017 awards vary from the 2019 and 2018 awards in that they only measure growth in the private passenger and commercial auto markets on a combined basis. At December 31, 2019, the company’s expectation for each award is based on our performance through 2019, industry growth rates for the applicable performance period to the extent available, and our estimates of each for the remainder of the performance period.
b The vesting provisions for the 2019 awards are discussed in "Compensation Discussion and Analysis – Elements of Compensation – 2019 Decisions and Awards – Equity Awards," and the vesting provisions for the 2017 and 2018 awards have the same structure. At December 31, 2019, the company’s expectation for each award is based on our performance through 2019, the performance of the peer group during the applicable performance period to the extent available, and our estimates of each for the remainder of the performance period.
c This award vested at the maximum level in February 2020.
NONQUALIFIED DEFERRED COMPENSATION
The following table summarizes amounts contributed to, earned within, and distributed from The Progressive Corporation Executive Deferred Compensation Plan (EDCP) during 2019, as well as each NEO's aggregate ending balance in the EDCP at December 31, 2019. Participation in the EDCP is voluntary; deferral elections are made annually for both non-equity incentive compensation and annual restricted equity awards.

	Executive Contributions in Last Fiscal Year[1]	Registrant Contributions in Last Fiscal Year[2]	Aggregate Earnings (Losses) in Last Fiscal Year	Aggregate Withdrawals/ Distributions[3]	Aggregate Balance at Last Fiscal Year End[4]
Name	($)	($)	($)	($)	($)
Susan Patricia Griffith	—	—	$191,279	—	$926,209
John P. Sauerland	—	—	139,660	$115,767	631,394
Patrick K. Callahan	$1,590,309	—	638,490	—	5,325,667
William M. Cody	—	—	2,146,640	196,478	10,491,826
John A. Barbagallo	839,335	—	620,220	—	3,992,240

[1]
Amounts contributed in the last fiscal year are not included in the 2019 information in the "– Summary Compensation Table" above since these contributions resulted from either non-equity incentive compensation earned with respect to 2018 and paid in 2019 or equity vestings granted in 2014 and 2016.

[2]	Progressive makes no supplemental contributions to the EDCP in the year of deferral or in subsequent years.

[3]	Represents scheduled distributions based on the applicable executive’s elections made in prior years.
4 Amounts represent the accumulation of previously deferred non-equity incentive compensation awards or restricted equity awards, both time-based or performance-based, together with earnings on deemed investments. For Mr. Callahan, Mr. Cody, and Mr. Barbagallo, the amounts reported in our Summary Compensation Table for 2006 through 2018 were $552,661, $670,520, and $2,467,476, respectively, a portion of which may have been distributed to the participant. No other NEO had deferred amounts reported in the Summary Compensation Tables during this period.
The NEOs can defer all or part of the annual cash incentive payments earned under the Gainsharing Plan, as well as all of their annual restricted equity awards (but not dividend equivalent units). Amounts equal to the deferred incentive payments or restricted equity awards are credited under the plan at the time that the incentive payment otherwise would be paid to the participant or the restricted equity awards otherwise would vest. The plan has 18 mutual funds, as well as Progressive common shares, as deemed investment choices. The participant selects the deemed investment choices for contributions and transfers; however, fund transfers are limited and restricted equity awarded in March 2005 or thereafter are automatically deemed invested in Progressive common shares until the date of distribution under the plan. We make no matching contributions or additional deposits on behalf of any participant. Any earnings are a result of an executive’s deemed investment choices.
We have established an irrevocable grantor trust to provide a source of funds to assist us in meeting our liabilities under the EDCP. To secure our future payment obligations to participants, we deposit amounts equal to deferred cash incentive payments or restricted equity awards into the trust and the trust holds investments equivalent in kind and number to the aggregate deemed investment elections selected by participants. The rights of participants and their beneficiaries under the EDCP are merely unsecured contractual rights against us. Participants have no proprietary rights or interests in the trust’s assets,

including any securities that are held by the trust, all of which remain subject to the claims of our general creditors. We do not guarantee any specific rate of return to participants who defer amounts into the EDCP. For the year ended December 31, 2019, returns for the EDCP's deemed investment choices ranged from 2.14% to 40.15%.
Distributions from the EDCP are made in accordance with an election made by the participant prior to earning the deferred award. Distributions are made in a lump-sum or in three, five, or ten annual installments, beginning at the earlier of the date selected by the participant or upon his or her termination of employment. For deferrals made after 2004, distributions resulting from termination of employment begin six months after the participant leaves the company. In addition, distributions may be triggered by certain “change in control” events. All distributions are made in cash, with the exception of deferred restricted equity awards granted in or after March 2005, which are distributed in common shares.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following table highlights the benefits that generally may be received by our NEOs, as well as other employees who participate in the applicable benefit plans, when certain events occur that result either in termination of employment or a change in control of the company.

Is the Executive Eligible to Receive[1]:
Under Equity Plan
If This Triggering Event Occurs:	Severance Benefits?	Change in Control Benefits[2]?	Qualified Retirement Benefits?	Other Termination Provisions?	Payments under EDCP[3]?
Involuntary termination (without cause)	✓	—	—	—	✓
Voluntary separation (including nonqualified retirement)	—	—	—	✓	✓
Retirement – qualified (as defined in the plan)[4]	—	—	✓	—	✓
Termination for cause	—	—	—	—	✓
Change in control, no loss of employment	—	✓	—	—	✓
Change in control and involuntary termination (without cause) or resignation due to a significant job change	✓	✓	—	—	✓
Death	—	—	✓	✓	✓

[1]
This table is intended as a general summary only. This table excludes amounts attributable to any accrued but unpaid base salary, sick leave, and/or earned time benefit, if applicable. An executive’s eligibility to receive any of the benefits outlined in this table may be subject to certain criteria, conditions, or other requirements as set forth in the applicable plan documents or related agreements. See below for additional discussions.

[2]
Depending on the type of the award and nature of the change-in-control event, these awards either vest immediately upon occurrence of the change-in-control event or will vest only if, within 24 months after the change-in-control event takes place, the award recipient is terminated or leaves the company’s employ for “good reason." The 2015 Plan has a double trigger provision. See “– Change-in-Control Provisions Under Equity Plan” for additional information.

[3]
An executive will be entitled to receive payments under the EDCP only if he or she elected to participate in the plan and deferred eligible compensation during the course of his or her employment. See “– Nonqualified Deferred Compensation” for additional information.

[4]
Under our outstanding equity awards, as discussed below, a “qualified retirement” excludes any termination of employment for cause (as defined in the plans). However, the same event can be treated as a “qualified retirement” under our equity plan and an involuntary termination without cause under our severance plan.

The significant provisions of our executive separation allowance (severance) plan, as well as the provisions of our equity plan involving “change in control,” “qualified retirement,” and death benefits, are discussed in more detail below. Payments to be made under our EDCP upon an executive’s termination of employment or a “change in control” are discussed under “– Nonqualified Deferred Compensation.” We do not provide other benefits that are triggered by an NEO's termination or retirement or by a change in control, except for our 401(k) plan (which is available to all employees) or those required by law (such as postemployment medical insurance coverage under COBRA).
Severance Plan. Our executive separation allowance plan is designed to provide executives with defined payments if we ask the executive to leave under certain circumstances. The plan covers our NEOs, other executive officers, and all other equity-eligible employees.
Among other terms and conditions, we will generally pay a separation allowance (severance) payment to an eligible executive if:

•	his or her employment terminates for reasons other than resignation (including retirement), death, disability, leave of absence, or discharge for cause (as defined in the plan), or he or she resigns within a specific period of time following any change in his or her job duties that is deemed significant by Progressive; and

•	the employee signs a termination and release agreement as required by the plan.
The amount of the severance payment will vary among employees based on position and years of service. For the NEOs, the severance payment would equal three times the executive’s annual base salary only at the time of termination. Cash incentive payments, bonuses, equity awards, perquisites, and other compensation are excluded from the severance calculation. In addition, under the plan, the NEO would be entitled to continue medical, dental, and vision benefits for a period not to exceed 18 months at our cost, except that they would be required to make contributions to the cost of those benefits to the same extent as he or she did prior to termination. The NEO would also be eligible to receive outplacement services following separation with an estimated value of $13,000.
In addition, the plan provides that eligible NEOs will have the right to receive a severance payment in accordance with the formula described above, if after any change in control of Progressive, either:

•	the NEO's employment is terminated for reasons other than resignation (including retirement), death, disability, leave of absence, or discharge for cause (as defined in the plan); or

•	the NEO resigns due to a job change for "good reason."
This plan defines "change in control" and "good reason" the same as those terms are defined in the 2015 Plan, which is described below.
In the event of a termination of employment of any of our NEOs due to a resignation (including retirement), death, disability, leave of absence, or discharge for cause (as defined in the plan), no separation allowance would be payable under the executive separation allowance plan.
The following table summarizes for each of the NEOs the severance payments that would have been made to the NEOs, and the estimated value of health and welfare benefits for which he or she would have been eligible, if the executive had separated from Progressive at December 31, 2019, under circumstances requiring payments under the executive separation allowance plan:

Name	Amount of Severance Payment ($)	Estimated Value of Health Benefits ($)
Susan Patricia Griffith	$2,700,000	$22,266
John P. Sauerland	1,875,000	29,686
Patrick K. Callahan	1,500,000	22,040
William M. Cody	1,530,000	21,044
John A. Barbagallo	1,515,000	22,040
Change-in-Control Provisions Under Equity Plan. Benefits also may be provided under our equity plan to holders of equity awards, including our NEOs, if a change in control occurs. All equity awards currently outstanding were granted under the 2015 Plan.
The 2015 Plan has a "double-trigger" change-in-control provision. Unless an award provides otherwise, the award will not accelerate or be paid out upon a change in control if the outstanding award is honored, assumed, or replaced with a new right that complies with the terms of the change-in-control provisions in the 2015 Plan, including providing substantially identical terms and substantially equivalent economic terms. If the awards are not honored, assumed, or replaced, as described above, they will vest immediately prior to a change in control and each restricted stock unit award will be cashed out, at fair market value, with any performance-based awards deemed to have been earned at the higher of target or a multiple of target based on the level of achievement through the date of the change in control, if determinable. Any honored, assumed, or replacement award will vest after a change in control if, within 24 months after the change in control, the individual is terminated by the surviving entity or the individual terminates employment for good reason. If vesting is accelerated, performance-based awards will be considered to be earned at the higher of target (if applicable) or a multiple based on the level of achievement through the termination date, if determinable.
The definition of "change in control" in the 2015 Plan is intended to satisfy Section 409A of the Internal Revenue Code and defines the term as specific transactions or events, generally including (i) shareholder approval of a liquidation or dissolution, (ii) acquisition by an individual, entity, or group of 30% or more of the outstanding common shares or the combined voting power of the outstanding securities entitled to vote in the election of directors, unless specified exceptions are satisfied, (iii) a change in the composition of the Board such that the individuals who constituted the Board in May 2015 cease to constitute at least a majority of the Board (with new directors nominated for election by the Board generally treated as having been a director in May 2015), or (iv) the consummation of a reorganization, merger, consolidation, asset sale, or similar transaction unless the company's shareholders retain more than 50% of the voting power of the surviving entity, no individual, entity, or group owns 30% or more of the outstanding common shares or the combined voting power of the outstanding securities entitled to vote in the election of directors of the surviving entity, and the company's directors prior to the transaction constitute at least a majority of the board of directors of the surviving entity. "Good reason" involves an adverse employment decision affecting the NEO, such as a significant reduction in their duties or responsibilities, a decrease in their compensation, or a change in office location that would increase their commute by greater than 50 miles.
The following table quantifies the amount of each NEO’s change-in-control benefits under our equity incentive plan, assuming a change in control (within the meaning of the applicable plan) had occurred and the vesting of all outstanding equity awards and payments had been required under the applicable plan on December 31, 2019:

Name	Payments on Unvested Restricted Stock Unit Awards/Total[1] ($)
Susan Patricia Griffith	$31,213,049
John P. Sauerland	11,076,376
Patrick K. Callahan	4,753,548
William M. Cody	4,119,035
John A. Barbagallo	4,018,141
1Includes time-based and performance-based restricted stock unit awards, plus reinvested dividend equivalents. Performance-based awards are valued at their target amount.

Qualified Retirement Provisions Under Equity Plan. For all currently outstanding awards held by the NEOs (other than special awards held by Mrs. Griffith and Mr. Sauerland):

•
50% of each unvested time-based award vests when the individual first satisfies the eligibility requirements for a qualified retirement and, thereafter, promptly after the grant of each new time-based award to the participant. The remaining half of each award would then vest only when the time-based vesting provisions set forth in the applicable award agreement are satisfied, and no portion of the award vests upon the participant’s retirement.

•
50% of each unvested performance-based award will be retained by the qualifying retiree (except as noted below for certain executive officers including many of the NEOs) when he or she leaves the company for any reason other than termination for cause, subject to the disqualifying activity provisions discussed below. These awards will remain subject to the award agreements and will vest, if at all, only upon the satisfaction of the applicable performance criteria prior to the expiration date. In addition to these qualified retirement provisions, see “– Other Termination Provisions Under Equity Plan” below.

Generally, an executive who has satisfied the requirements for a qualified retirement participates on the same terms and conditions as are available to other equity award participants, except that if the CEO or one of the executives who directly reports to the CEO, a group that includes all of the NEOs, provides from 12 to 14 months of advanced written notice of his or her intention to retire, the individual will retain 100% of their unvested performance-based restricted stock unit awards (not 50% as stated above) when they retire. Beginning with performance-based equity awards granted in 2019, an NEO who has satisfied the requirements for a qualified retirement will retain 100% of his or her performance-based award if he or she becomes disabled or provides 12 to 18 months of advanced written notice of an intention to retire, although the company and the NEO can together agree on an earlier retirement date. In any event, such performance-based equity awards will vest only if, when, and to the extent that the applicable performance goals are achieved prior to expiration of the award.
The rights conferred by these provisions may be forfeited if the Compensation Committee determines that prior to vesting the executive has engaged in any “disqualifying activity,” which is defined to include, among other activities, the following:

•	directly or indirectly being an owner, officer, employee, adviser, or consultant to one of our competitors;

•	disclosure to third parties or misuse of any confidential information or trade secrets;

•	any material violation of Progressive’s Code of Business Conduct and Ethics or any agreement between Progressive and the individual; or

•	failing in any material respect to perform the individual’s assigned responsibilities.
As of December 31, 2019, Mrs. Griffith, Mr. Sauerland, Mr. Cody, and Mr. Barbagallo were eligible for qualified retirement benefits under our equity plan. The table below shows the value of each of their qualified retirement benefits if they had retired on December 31, 2019, and provided the required notice of their intended retirement as described above, with amounts valued using our closing stock price on December 31, 2019.

	Value of Qualified Retirement Benefits[1,2] (As of 12/31/2019)
	Time-Based Equity Awards	Performance-Based Equity Awards[3]
Name[4]		Minimum	Maximum[5]
Susan Patricia Griffith	NA	—	$52,016,089
John P. Sauerland	NA	—	14,290,304
William M. Cody[6]	NA	—	5,573,744
John A. Barbagallo	NA	—	6,099,647
NA = Not Applicable

[1]	"Qualified Retirement" includes any termination of employment for any reason, including death, but excluding termination for cause.

[2]	Includes reinvested dividend equivalent units, which will vest and be paid out at the time of vesting in the same proportion that the underlying awards vest.

[3]
Value depends on whether, and the extent to which, the company achieves the applicable performance goals established at the time each award was made, within the time periods permitted by the award. See the “– Outstanding Equity Awards at Fiscal Year-End” table for more information.

[4]
Mr. Callahan will not become retirement-eligible until 2025. In the event his employment terminates as a result of his death prior to becoming retirement-eligible, his unvested time-based awards will vest within 30 days to the extent they would have vested had he remained employed with us for another year and his performance-based awards will remain outstanding for the one-year period following his date of death.  At December 31, 2019, the value of benefits under these provisions was expected to be $731,341 for time-based equity awards (see Note 2) and $1,947,277 for performance-based equity awards (see Notes 2, 3, and 5).

[5]	Assumes all outstanding awards vest in full.

[6]	Mr. Cody retired in January 2020.
Other Termination Provisions Under Equity Plan. Under our equity plan, termination of an executive for cause (as defined in the plan) will generally result in the forfeiture of all unvested awards. If an equity award recipient, including the NEOs, ceases to be an employee prior to meeting the age and service requirements for a qualified retirement, the employee generally would forfeit any unvested awards, both time-based and performance-based. A limited exception permits a holder of performance-based restricted stock units (including the NEOs) whose employment is terminated (other than by the company for cause) after the end of an applicable performance period but before the award vests to retain the award but only until the first opportunity for the award to vest; at that time, the award will vest only if and to the extent that all performance measures have been satisfied. If, however, the award does not vest at that time (either because the minimum growth measures are not achieved or the profitability requirement is not satisfied), the award is forfeited.
Death may result in vesting or termination of an equity award held by an executive. With certain exceptions (including those described below), upon the death of an NEO, his or her estate (i) will retain rights to outstanding performance-based restricted stock unit awards to the extent the awards vest during the 12 months immediately following death, (ii) will vest immediately with respect to outstanding time-based awards to the extent the award would have vested during that same 12-month period, and (iii) all other restricted stock unit awards are forfeited. However, other than special awards granted to Mrs. Griffith and Mr. Sauerland in August 2018, once an executive has reached his or her qualified retirement eligibility date, all eligible time-based unit awards that have not vested prior to his or her death will be forfeited and his or her death will be treated as a qualified retirement with respect to performance-based awards. These provisions apply equally to all participants.
If an NEO had chosen to participate in our deferral plan, following their death, his or her estate or beneficiaries would also be entitled to receive distributions from the EDCP.
PAY RATIO DISCLOSURE
Our employee compensation program is designed to support, reinforce, and align our core values with our business strategy of growth and profitability, while ensuring we can attract, motivate, and retain talented employees, at every level, who drive our success. Our compensation program, which is the result of our review of market data for our job families, consists of:

•	Base pay that is competitive with the range of pay for jobs with similar duties and responsibilities at other companies, and

•
An annual cash incentive payment, which we refer to as Gainsharing, that is available to all permanent employees. Our Gainsharing program promotes a common culture and rewards employees when annual business goals and objectives are achieved. The payout can range from 0.0 to 2.0x the target, which is a stated percentage of base pay. Per the Gainsharing Plan, the target percentage is typically:

•	0 - 8% for administrative support and entry level professionals;

•	8 - 20% for senior professionals and managers; and

•	20 -150% for senior managers and senior executives.
To identify our median employee, as of December 31, 2019, we used the Medicare taxable wages as reported on the 2019 Form W-2 for all employees (other than the CEO) that were continuously employed for the entire calendar year. For permanent employees hired during 2019, base pay and Gainsharing payments were annualized to provide comparability. After we identified the median employee, we determined their total compensation in a manner consistent with the determination of the Total shown for our CEO in the Summary Compensation Table.
Total compensation in the Summary Compensation Table includes a “non-equity incentive plan compensation” component, which for us generally represents payments under our Gainsharing program for our median employee, who on the last day of the year had a Gainshare target of 8%. Gainshare payments for eligible employees are calculated in the same manner as the executive annual incentive payments described in “– Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Non-Equity Incentive Compensation.”
For 2019, our median employee's total annual compensation was $66,285 and our CEO's total annual compensation was $14,041,272, which results in a pay ratio of CEO compensation to median employee compensation of 212:1.
Given the different methodologies to be used by various public companies, the ratio reported above should not be used as a basis of comparison between or among companies, including companies in our peer group.

DIRECTOR COMPENSATION

COMPENSATION OF NON-EMPLOYEE DIRECTORS AT FISCAL YEAR-END
Compensation of our non-employee directors for the year ended December 31, 2019, was as follows:

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	Total ($)
Philip Bleser	—	$280,062	$280,062
Stuart B. Burgdoerfer	$110,000	165,071	275,071
Pamela J. Craig	106,000	159,049	265,049
Charles A. Davis	—	290,049	290,049
Roger N. Farah	—	305,028	305,028
Lawton W. Fitt	—	470,025	470,025
Jeffrey D. Kelly	110,000	165,071	275,071
Patrick H. Nettles, Ph.D.	—	300,035	300,035
Barbara R. Snyder	—	265,009	265,009
Jan E. Tighe	106,000	159,049	265,049
Kahina Van Dyke	—	265,009	265,009

[1]	The cash fees will be earned and payment will be made on April 10, 2020, if the individual continues as a director until that date.

[2]
Represents grant date fair value of restricted share awards. Awards were made on May 10, 2019, and valued based on that day’s closing price of $73.43. All awards will vest on April 10, 2020, if the individual remains as a director until that date. The 2019 awards are the only outstanding restricted stock awards held by directors. See "Security Ownership of Certain Beneficial Owners and Management – Security Ownership of Directors and Executive Officers" for the number of shares awarded.

NARRATIVE DISCLOSURE TO DIRECTOR COMPENSATION TABLE
Our director compensation program is market-based and is designed to be competitive with other compensation opportunities available to directors. Each year prior to the beginning of the term, the Compensation Committee reviews director compensation data from comparable companies obtained from management's compensation consultants and other third parties, and analyses performed by our Compensation Department and/or consultants. For compensation decisions made in May 2019 for the 2019-2020 term, the Compensation Committee reviewed survey data for companies similar to those reviewed in connection with the establishment of 2019 executive officer compensation.
Amount of Compensation. After receiving a recommendation from the Compensation Committee, the Board establishes compensation levels for each term based primarily on committee assignments, with separate compensation provided for services as Chairperson of the Board. The following table sets forth the annual compensation levels approved by the

Board of Directors for the 2019-2020 term:

Chairperson of the Board	$450,000
Audit Committee Chair	300,000
Audit Committee Member	275,000
Compensation Committee Chair	290,000
Compensation Committee Member	265,000
Investment and Capital Committee Chair	290,000
Investment and Capital Committee Member	265,000
New Director without a committee assignment	265,000
Nominating and Governance Committee Chair[1]	20,000
Nominating and Governance Committee Member[1]	15,000
1 Each member of the Nominating and Governance Committee has a primary assignment on one of the other Committees and receives additional compensation for service in these positions.
No additional compensation is earned for service on the Executive Committee.

Form of Compensation. For the 2019-2020 term, each non-employee director was given an opportunity to indicate his or her preference to receive either 100% of his or her compensation in the form of a restricted stock award or to receive 60% of his or her compensation in the form of a restricted stock award and 40% in the form of cash. If the director did not state a preference, it was presumed that he or she preferred to receive 100% of his or her compensation in the form of restricted stock. After considering such preferences, the Committee provided for restricted stock awards under The Progressive Corporation 2017 Directors Equity Incentive Plan (the “Directors Equity Plan”) and cash awards, as indicated in the table above. Cash compensation will be paid, and restricted stock awards will vest, in April 2020, or earlier if a director dies or becomes disabled, or a change in control occurs. If a new director is appointed to the Board or a director changes committee assignments during a term, a proration or other appropriate adjustment to his or her award may be made.
Equity Ownership Guidelines for Directors. Within five years after being elected to the Board, each director must acquire common shares having a value equal to at least three times his or her compensation (based on primary Committee assignment) for the most recently completed term, and then the director must maintain such level of holdings as long as he or she serves as a director. A director’s unvested restricted stock awards and any common share equivalent units held in The Progressive Corporation Directors Restricted Stock Deferral Plan, as amended and restated (the "Directors Restricted Stock Deferral Plan") are treated as common shares held when determining whether this requirement is satisfied. As of December 31, 2019, each director who had been on our Board for more than five years satisfied this requirement.
Directors Restricted Stock Deferral Plan. Directors receiving restricted stock awards under the Directors Equity Plan have the right to defer the receipt of the common shares covered by each such award under the Directors Restricted Stock Deferral Plan. If a director elects to defer a restricted stock award under this plan, immediately prior to vesting of the applicable award, the restricted shares are converted to units equivalent in value to Progressive common shares and credited to the participating director’s plan account. The participating director’s plan account will further be credited with amounts equal to any dividends and other distributions on Progressive common shares that are thereafter authorized by the Board. There are no other investment options under the Directors Restricted Stock Deferral Plan. All such accounts will be distributed in common shares (except that amounts attributable to dividend equivalent payments will be distributed in cash) in a lump sum or installments, at the time(s) designated by the participating director at the time of election (or later, if permitted); distributions may be accelerated, however, in the event of the participant’s death, the participant leaving our Board of Directors, or a change in control of Progressive.
Directors Deferral Plan. Under The Progressive Corporation Directors Deferral Plan, as amended and restated (the “Directors Deferral Plan”), directors are able to elect to defer cash compensation. Deferred fees are credited into a stock unit account under which the units are equivalent in value and dividend rights to Progressive common shares. All such accounts will be distributed in cash, in a lump sum, or installments, when and as designated by the participating director at the time of election (or later, if permitted) or, if earlier, upon the death of the director or upon a change in control of the company.
Each participating director’s unit holdings in the Directors Deferral Plan and the Directors Restricted Stock Deferral Plan are included in the table under “Security Ownership of Certain Beneficial Owners and Management – Security Ownership of Directors and Executive Officers,” under the column titled "Total Common Shares Beneficially Owned" or under the column titled "Units Equivalent to Common Shares."
Perquisites. Consistent with our general practice, during 2019, we did not provide perquisites to any of our non-employee directors in excess of $10,000.

ITEM 2: ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION PROGRAM
This proposal presents shareholders with the opportunity to cast an advisory vote to approve our compensation program for our executive officers. We currently conduct advisory shareholder votes on our executive compensation program annually. Our executive compensation philosophy, and our compensation program, plans, and awards for 2019 for our named executive officers, are described above in "Compensation Discussion and Analysis" and in "Executive Compensation" with its accompanying tables and narrative discussions.
Our executive compensation program is intended to attract and retain qualified executives, and motivate them to achieve both short-term and longer-term business results that management and the Compensation Committee believe will drive shareholder returns over time. While we seek to maintain a consistent compensation program from year-to-year (generally comprised principally of salary, annual cash incentives, and time-based and performance-based equity awards), the Compensation Committee sets the details of the applicable compensation awards each year, including performance goals and the potential compensation levels that may be attained. Our named executive officers’ pay is heavily weighted toward performance-based compensation and equity-based awards and is intended to align our executives’ interests with those of our shareholders. We believe that the amount of compensation paid to our executives is reasonable and competitive with similarly sized public companies, although above median compensation can be earned when aggressive performance goals are achieved under our various incentive plans. We provide limited perquisites to executives, while including competitive health and welfare benefits, deferral rights, and limited severance rights. We do not provide pensions or supplemental retirement benefits to our executives.

Our Board recognizes the fundamental interest you, our shareholders, have in our executive compensation practices. We value your input on these matters and encourage you to contact the Board through one of the methods outlined above under “Other Board of Directors Information – Communications with the Board of Directors” should you have specific points of view or concerns that you would like the Board or the Compensation Committee to consider. Although this is an advisory vote, and the result accordingly will not be binding on the Board, our Compensation Committee will consider the outcome of the vote and any related communications from shareholders when evaluating the effectiveness of our compensation program and determining future plans and awards.
Based on the foregoing, the Board is seeking shareholder approval of the following:
RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in the company’s Proxy Statement dated March 30, 2020, pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables, and narrative discussions, is hereby APPROVED.
VOTE REQUIRED FOR APPROVAL
If a majority of the votes cast are cast “FOR” the proposal, shareholders will have approved our current executive compensation program. Abstentions and unvoted shares, including broker non-votes, will not be considered by us as votes cast.

The Board of Directors recommends that you vote FOR this proposal.

ITEM 3: PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020
The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP ("PwC") as the independent registered public accounting firm to perform an integrated audit of the consolidated financial statements of The Progressive Corporation and its subsidiaries for the year ending December 31, 2020 and the effectiveness of the company’s internal control over financial reporting as of December 31, 2020. The Committee is directly responsible for the appointment, compensation, retention, and oversight of the company’s independent registered public accounting firm, and it oversees the negotiation of the fees that are paid for these services. In the course of these responsibilities, the Committee periodically considers whether it would be in the company’s and shareholders’ interests to change the company’s independent registered public accounting firm. In addition, the Committee ensures the regular rotation of the lead audit partner, and in connection with that rotation, the Committee and its Chair are involved in the selection of the new lead audit partner. PwC's current lead audit partner has been in place since the 2017 audit.
After reviewing the performance of PwC in the course of its 2019 audit and PwC’s independence, among other matters, the Audit Committee believes that the continued retention of PwC to serve as the company’s independent registered public accounting firm for 2020 is in the best interests of the company and its shareholders. Pursuant to this proposal, we are asking shareholders to ratify the Committee’s selection of PwC. If shareholders do not ratify the appointment of PwC, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee, but the Committee may decide to continue the engagement of PwC for 2020, due to difficulties in making such a transition after the year has begun. In such a case, the Committee would again consider such a vote in connection with the selection of the independent registered public accounting firm for 2021. PwC has been our external auditors continuously since 1998, when its predecessor merged with Coopers & Lybrand, which had been our external auditors continuously since 1984.
VOTE REQUIRED FOR APPROVAL
The affirmative vote of a majority of the votes cast on this proposal is required for approval. Abstentions and unvoted shares will not be considered by us as votes cast.

The Board of Directors recommends that you vote FOR this proposal.
OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION
APPROVAL OF AUDIT AND NON-AUDIT SERVICES
The Audit Committee of the Board of Directors requires that each engagement of PwC, or other appointed independent auditors, to perform any audit or non-audit services, including the fees and terms of the engagement, must be approved by the Committee, or by the Chair of the Committee (who has authority to approve engagements arising between Committee meetings, not to exceed $50,000 in the aggregate), before engaging the independent auditor for the particular service. In addition, the Audit Committee has pre-approved a budget for specific audit and non-audit services of up to $25,000 per quarter for the following services:

•
Services associated with SEC registration statements, periodic reports, and other documents filed with the SEC, such as research and advice regarding the accounting or disclosure treatment of certain transactions;

•	Consultations with the company’s management as to the accounting or disclosure treatment of transactions or impact of final or proposed rules, standards, or interpretations by the SEC,
Financial Accounting Standards Board, or other regulatory or standard setting bodies;

•	Expanded audit procedures related to accounting records required to respond to or comply with financial, accounting, or regulatory reporting matters;

•	Assistance in connection with financial or market conduct reviews conducted by state insurance regulatory authorities; and

•	Advice regarding tax and accounting treatment related to executive and employee stock or other compensation plans.
The Committee has not adopted any other policies or procedures that would permit management to engage PwC or any other independent auditor for non-audit services without the specific prior approval of the Committee or its Chair.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Following are the aggregate fees billed by PwC for the fiscal years ended December 31:

Fees	2019	2018
Audit	$4,133,878	$3,705,248
Audit-related	0	330,000
Tax	40,702	0
Total	$4,174,580	$4,035,248
Audit fees. Amounts include professional services rendered for the integrated audit of Progressive’s consolidated financial statements, statutory audits, and the audit of our internal controls over financial reporting.

Audit related fees. In 2018, amounts included PwC's audit procedures in connection with our issuances of preferred shares and debt securities, and various non-audit research and consultations.
Tax fees. Amounts include fees for tax planning, consultation, and advice.
All of these fees were either pre-approved by the Audit Committee, or by its Chair pursuant to delegated authority, as described above.
Representatives of PwC are expected to be present at the virtual Annual Meeting. They will have the opportunity to make a statement about Progressive’s financial condition, if they desire to do so, and will be available to respond to appropriate questions.

OTHER MATTERS
PROCEDURES FOR RECOMMENDATIONS AND NOMINATIONS OF DIRECTORS AND SHAREHOLDER PROPOSALS
To Recommend a Candidate for our Board of Directors
Pursuant to the Nominating and Governance Committee’s charter, the Board has adopted a policy of considering director candidates who are recommended by Progressive’s shareholders. Any shareholder desiring to recommend a candidate for election to the Board may do so by mailing to Progressive’s Secretary a written notice identifying the candidate. The written notice must also include the supporting information required by these procedures, the complete text of which can be found on our website at progressive.com/governance. The notice and supporting information should be sent to the Secretary at the following address:

Daniel P. Mascaro, Secretary
The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, OH 44143
Upon receipt, the Secretary will forward the notice and the other information provided to the Nominating and Governance Committee.
Shareholders may recommend candidates to the Committee pursuant to these procedures at any time. However, to be considered by the Committee in connection with Progressive’s 2021 Annual Meeting of Shareholders, the Secretary must receive the shareholder’s recommendation and the required information on our website on or before November 30, 2020.

The Committee’s policy is to review and evaluate each candidate for nomination properly recommended by shareholders on the same basis as all other candidates, as previously discussed in "Item 1: Election of Directors – Selection of Nominees for Director." The Committee will give strong preference to candidates who are likely to be deemed independent under SEC and NYSE rules. As to candidates recommended by a shareholder, the Committee may give more weight to candidates who are unaffiliated with the shareholder recommending their nomination and to candidates who are recommended by long-standing shareholders with significant share ownership (i.e., greater than 1% of our common shares owned for more than two years). Upon the expiration of a director's term on the Board, that director will be given preference for nomination when the director indicates his or her willingness to continue serving and, in the Committee's judgment, the director has made, and is likely to continue to make, significant contributions to the Board and Progressive.
We will not publicize any decision by the Committee not to nominate a particular individual for election to the Board, unless required by applicable laws or NYSE rules. The Committee will have no obligation to respond to shareholders who recommend candidates that the Committee has determined not to nominate for election to the Board, but the Committee may choose to do so.

To Nominate a Person for Election as a Director Under our Proxy Access Provision
Under the proxy access provision in our Code of Regulations, an Eligible Shareholder who complies with the provision may nominate one or more individuals for election to the Board of Directors at an annual shareholders’ meeting and have the nomination included in the company’s proxy statement for that meeting. An Eligible Shareholder is a record or beneficial owner (or group of up to 20 record and/or beneficial owners) who has owned continuously for at least 3 years at least 3% of our outstanding common shares. A shareholder cannot be a part of more than one group nominating individuals for any particular annual meeting. Among other technical details, the proxy access provision includes rules to determine whether a record or beneficial holder “owns” the common shares of the company for purposes of the proxy access provision and addresses the treatment of loaned shares and hedging transactions.
The number of nominees that can be nominated under the proxy access provision for any particular annual meeting cannot exceed one or 20% of the number of directors then in office (rounded down to the nearest whole number), whichever is greater, reduced by (a) the number of nominees for which the company has received nominations under a separate provision of our Code of Regulations related to shareholder nominations for director that are not intended to be included in the company’s proxy statement, (b) the number of directors or nominees that will be included in the proxy statement (as an unopposed (by the company) nominee) as a result of an agreement, arrangement or other understanding between the company and a shareholder, and (c) the number of directors then in office who were originally nominated and elected through the proxy access provision and will again be included in the company’s proxy statement (except to the extent that any such director has served continuously for two terms as a nominee of the Board). If the company receives more nominations under the proxy access provision than are permitted, then the Eligible Shareholder with the largest stock ownership will be able to nominate one individual, and the Eligible Shareholder with the second largest stock ownership will be able to nominate one individual, and so on until the number of permitted nominations is reached.
The deadline for an Eligible Shareholder to submit a shareholder nomination under the proxy access provision for the 2021 Annual Meeting of Shareholders is December 2, 2020. For any nomination to be considered timely under the proxy access provision, the company must receive by the deadline the shareholder nomination and all required information and documentation described in our proxy access provision, and any supporting statement of 500 words or less that the Eligible Shareholder wishes to be included in the proxy statement. Shareholder nominations and related documentation should be sent to the Secretary at our principal executive offices located at 6300 Wilson Mills Road, Mayfield Village, OH 44143.
The proxy access provision has a number of additional limitations and requirements related to director nominations by Eligible Shareholders. Interested parties should refer to our Code of Regulations.
To Make a Shareholder Proposal
Any shareholder who intends to present a proposal at the 2021 Annual Meeting of Shareholders for inclusion in the Proxy Statement and form of proxy relating to that meeting in compliance with SEC Rule 14a-8 is advised that the proposal must be received by the Secretary at our principal executive offices located at 6300 Wilson Mills Road, Mayfield Village, OH 44143, not later than December 2, 2020. Shareholder proposals that are not intended to comply with Rule 14a-8 must be submitted to us between January 8, 2021 and February 7, 2021 together with the supporting information required by our Code of Regulations, to ensure that they may be presented at our Annual Meeting in 2021. If a shareholder submits such a proposal after February 7, 2021, the presiding officer at the Annual Meeting may refuse to acknowledge the proposal. However, if the presiding officer allows the consideration of a proposal submitted after February 7, 2021, the proxies designated by the Board may exercise their discretionary voting authority with respect to any such proposal, without our discussing the proposal in our proxy materials.
HOUSEHOLDING
SEC regulations permit a single set of the Annual Report and Proxy Statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces our mailing and printing costs. A number of brokerage firms have also instituted householding procedures. In accordance with a notice sent to certain beneficial shareholders who share a single address, only one copy of this Proxy Statement and the attached Annual Report will be sent to that address, unless any shareholder residing at that address gives contrary instructions.

We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and the attached Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit this request by:

•	calling toll-free: 1-866-540-7095;

•	writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143; or

•	emailing: investor_relations@progressive.com.
Shareholders sharing an address who are receiving multiple copies of these materials may request to receive a single copy of such materials in the future by contacting us at the phone number or addresses provided above.
CHARITABLE CONTRIBUTIONS
Within the preceding three years, Progressive has not made a contribution to any charitable organization in which any of our directors serves as a director, trustee, or executive officer.
The Progressive Insurance Foundation, which is a charitable foundation that receives contributions from Progressive, contributes to qualified tax-exempt organizations that are financially supported by our employees. These contributions are made on a matching basis, and do not exceed $3,000 for each employee in the aggregate. In matching an employee’s gift, the Foundation may have contributed to charitable organizations in which one or more of our directors, nominees, or executives may be affiliated as an executive officer, director, or trustee.
In addition, the Foundation sometimes contributes funds in honor of certain of our retiring executives and directors to qualified tax-exempt organizations chosen by the retiree. In 2019, a $10,000 charitable contribution payment was made on behalf of an executive officer in honor of his retirement, to a charitable organization where he serves as a trustee on their board.
SOLICITATION
The cost of this solicitation, including the reasonable expenses of brokerage firms and other record holders for forwarding these proxy materials to beneficial owners, will be paid by Progressive. In addition to solicitation by mail, proxies may be solicited by telephone, facsimile, other electronic means, or in person. We have engaged the firm of Morrow Sodali LLC, 470 West Ave., Stamford, CT 06902 to assist us in the solicitation of proxies at an estimated fee of $15,000 plus expenses. Proxies may also be solicited by our directors, officers, and employees without additional compensation.
PROXY VOTING MATTERS
If any other matters properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know at this time of any other matters that will be presented for action at the meeting.
AVAILABLE INFORMATION
Progressive’s Corporate Governance Guidelines, Board of Director Committee Charters, our Code of Business Conduct and Ethics for directors, officers, and employees, and our CEO/Senior Financial Officer Code of Ethics for our CEO, CFO, Chief Accounting Officer and a few other officers are available at progressive.com/governance, or may be requested in print by writing to The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143.
We will furnish, without charge, to each person to whom a Proxy Statement is delivered, upon oral or written request, a copy of our Annual Report on Form 10-K for 2019 (other than certain exhibits). Requests for such documents should be submitted in writing to The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143, by telephone at (440) 395-2222, or email at investor_relations@progressive.com.
By Order of the Board of Directors.
Daniel P. Mascaro, Secretary
March 30, 2020

D00681-Z76412

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE PROGRESSIVE CORPORATION

The Board of Directors recommends you vote FOR the following nominees:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Philip Bleser	☐	☐	☐
1b. Stuart B. Burgdoerfer	☐	☐	☐
1c. Pamela J. Craig	☐	☐	☐
1d. Charles A. Davis	☐	☐	☐
1e. Roger N. Farah	☐	☐	☐
1f. Lawton W. Fitt	☐	☐	☐
1g. Susan Patricia Griffith	☐	☐	☐
1h. Jeffrey D. Kelly	☐	☐	☐
1i. Patrick H. Nettles, Ph.D.	☐	☐	☐
1j. Barbara R. Snyder	☐	☐	☐
1k. Jan E. Tighe	☐	☐	☐
1l. Kahina Van Dyke	☐	☐	☐

In their discretion, to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Receipt of the Notice of Annual Meeting of Shareholders and the related Proxy Statement is hereby acknowledged.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders should sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date